Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

BROADCOM CORPORATION

as Seller

and

MAXLINEAR, INC.

as Buyer

dated as of May 9, 2016

TABLE OF CONTENTS

1.	Definitions		1
	1.1	Defined Terms	1
	1.2	Additional Defined Terms	13
	1.3	Other Definitional and Interpretive Matters	14

2.	Purchase and Sale of the µWave Business		15
	2.1	Purchase and Sale of Assets	15
	2.2	Excluded Assets	16
	2.3	Purchase Price	17
	2.4	Assumed Liabilities	18
	2.5	Excluded Liabilities	18
	2.6	Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties	20
	2.7	Intellectual Property and Information	22
	2.8	Bulk Sales Law	22
	2.9	Taxes	22
	2.10	Buyer Designee; Transaction in India	24

3.	Representations and Warranties of Seller		25
	3.1	Organization and Qualification	25
	3.2	Subsidiaries	25
	3.3	Authorization; Binding Effect	25
	3.4	Non-Contravention; Consents	26
	3.5	Purchased Assets	27
	3.6	Governmental Permits	27
	3.7	Real Estate and Environmental	28
	3.8	Compliance With Laws	29
	3.9	Litigation	30
	3.10	Business Employees	31
	3.11	Contracts	33
	3.12	Financial Statements	35
	3.13	Intellectual Property	35
	3.14	µWave Product Liability and Recalls	39
	3.15	µWave Product Warranty	40
	3.16	Inventory	40
	3.17	Customers and Suppliers	40
	3.18	Restrictions on the µWave Business	41
	3.19	Taxes	41
	3.20	Brokers	42
	3.21	OCS Compliance	42
	3.22	No Other Representations or Warranties	43

-i-

4.	Representations and Warranties of Buyer		43
	4.1	Organization and Qualification	43
	4.2	Authorization; Binding Effect	43
	4.3	Non-Contravention; Consents	44
	4.4	Brokers	45
	4.5	No Inducement or Reliance; Independent Assessment; Projections	45
	4.6	Sufficiency of Funds	46
	4.7	No Other Representations or Warranties	46

5.	Certain Covenants		46
	5.1	Access and Information	46
	5.2	Conduct of the µWave Business	48
	5.3	Tax Reporting and Allocation of Consideration	49
	5.4	Business Employees	51
	5.5	Collateral Agreements	53
	5.6	Leased Equipment	53
	5.7	Regulatory Compliance	53
	5.8	Contacts with Suppliers and Customers; Inventory	55
	5.9	OCS Consent	55
	5.10	Non-Solicitation or Hiring of Transferred Employees	56
	5.11	No Negotiation or Solicitation	56
	5.12	Non-Competition	56
	5.13	Post Closing Remittances	57
	5.14	Prorations and Adjustments	57

6.	Confidential Nature of Information		58
	6.1	Confidentiality Agreement	58
	6.2	Seller’s Proprietary Information	58
	6.3	Buyer’s Proprietary Information	59
	6.4	Confidential Nature of Agreements	60

7.	Closing		60
	7.1	Deliveries by Seller or the Subsidiaries	60
	7.2	Deliveries by Buyer or a Buyer Designee	61
	7.3	Closing Date	62
	7.4	Closing Effective Time and Contemporaneous Effectiveness	62

8.	Conditions Precedent to Closing		62
	8.1	General Conditions	62
	8.2	Conditions Precedent to Buyer’s Obligations	63
	8.3	Conditions Precedent to Seller’s Obligations	63

9.	Indemnification		64
	9.1	Survival of Representations and Warranties and Related Indemnification Obligations	64
	9.2	General Agreement to Indemnify	64
	9.3	Third Party Claims	67
	9.4	Indemnification Claim Procedures Generally	68

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10.	Miscellaneous Provisions		68
	10.1	Notices	68
	10.2	Expenses	69
	10.3	Entire Agreement; Modification	69
	10.4	Assignment; Binding Effect; Severability	69
	10.5	Governing Law	70
	10.6	Consent to Jurisdiction	70
	10.7	Waiver of Jury Trial	70
	10.8	Execution in Counterparts	70
	10.9	Public Announcement	70
	10.10	No Third Party Beneficiaries	71

11.	Termination; Amendment and Waiver		71
	11.1	Termination	71
	11.2	Effect of Termination	72
	11.3	Amendment and Waiver	72

-iii-

Schedules

Schedule 1.1(a)	Individuals with Knowledge
Schedule 1.1(b)	µWave Products
Schedule 1.1(c)	Form of Bill of Sale and Assignment and Assumption Agreement (Israel)
Schedule 1.1(d)	Form of Bill of Sale and Assignment and Assumption Agreement
Schedule 1.1(f)	Form of Intellectual Property Agreement
Schedule 1.1(g)	Form of Lease Assignment
Schedule 1.1(h)	Form of Transition Services Agreement
Schedule 1.1(i)	Layoff Reimbursement Amount
Schedule 2.1(f)	Transferred Contracts
Schedule 2.1(g)	Transferred In-Licenses and Transferred Out-Licenses
Schedule 2.1(h)	Transferred Governmental Permits
Schedule 2.1(i)	Transferred Registered Domain Names
Schedule 3.2	Subsidiaries
Schedule 3.4(b)	Required Consents
Schedule 3.7(a)	Leased Premises; Assumed Lease
Schedule 3.7(c)	Environmental Matters
Schedule 3.8(a)	Compliance with Laws
Schedule 3.8(d)	ECCNs and Export Licenses
Schedule 3.8(e)	µWave Product Restrictions
Schedule 3.9	Litigation
Schedule 3.10(a)(i)	Business Employees
Schedule 3.10(a)(ii)	Unions and Works Councils
Schedule 3.10(b)	Employee Benefits
Schedule 3.10(f)	Retention and Change of Control Payment
Schedule 3.11(a)	Transferred Contracts
Schedule 3.12	Statement of Revenues
Schedule 3.12(c)	Prepaid Revenues
Schedule 3.13(c)	Intellectual Property
Schedule 3.14(b)	µWave Product Liability
Schedule 3.14(c)	µWave Product Recalls
Schedule 3.15	µWave Product Warranty Terms
Schedule 3.17	Customers and Suppliers
Schedule 3.21	Technology and Products Subject to the R&D Law

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of May 9, 2016 by and between BROADCOM CORPORATION, a California corporation (“Seller” or “Broadcom”) and MAXLINEAR, INC., a Delaware corporation (“Buyer”). Buyer and Seller are referred to herein individually as a “Party,” and together as the “Parties”).

R E C I T A L S

A. WHEREAS, Seller and its Subsidiaries (as hereinafter defined) are, among other things, engaged in the µWave Business (as hereinafter defined);

B. WHEREAS, the µWave Business is comprised of certain assets and liabilities that are currently part of the Infrastructure and Networking Group of Seller and its Subsidiaries;

C. WHEREAS, Seller and its Subsidiaries desire to sell, transfer and assign to Buyer or one or more Buyer Designees (as hereinafter defined), and Buyer or one or more Buyer Designees desires to purchase and assume from Seller and its Subsidiaries, the Purchased Assets (as hereinafter defined), and Buyer or a Buyer Designee is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case, as more fully described and upon the terms and subject to the conditions set forth herein; and

D. WHEREAS, Seller and its Subsidiaries and Buyer or a Buyer Designee desire to enter into the Bills of Sale and Assignment and Assumption Agreements, the India Purchase Agreement, the Intellectual Property Agreement, the Lease Assignment and the Transition Services Agreement (each as hereinafter defined, and collectively, the “Collateral Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions

1.1	Defined Terms

For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Assigned Intellectual Property” means the Intellectual Property and Information that is being assigned to Buyer or a Buyer Designee pursuant to the Intellectual Property Agreement, which sets forth the Assigned Software, the Assigned Technical Information, the Assigned Trademarks, and the Assigned Patents (as each such term is defined in the Intellectual Property Agreement).

“Assumed Lease” means the Lease identified on Schedule 3.7(a) to be assumed by Buyer or a Buyer Designee pursuant to the Lease Assignment as set forth on Schedule 3.7(a).

“Benefit Plan” means each Pension Plan, Welfare Plan and employment, compensation, salaries or wages of any kind, bonus, pension payments or deductions thereof, profit sharing, deferred compensation, commissions, incentive compensation, stock ownership, stock option, stock appreciation right, stock purchase, phantom stock or other equity compensation, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, vacation, any advanced notice in connection of termination of engagement or pay in lieu thereof, overtime pay, payment in connection with Israel Defense Forces reserves duty, any and all reimbursements or refunds for expenses of any kind, including, without limitation, for traveling, recreation pay, personal days, floating holidays, pay for work on the weekly day of rest or during holidays, perquisite, tuition reimbursement, outplacement, fringe benefit, sabbatical, sick leave, change of control, retention, severance, termination, redundancy policy, workers’ compensation, retirement, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, welfare benefit or other plan, program, agreement or arrangement.

“Bills of Sale and Assignment and Assumption Agreements” means, collectively, the Bill of Sale and Assignment and Assumption Agreement and the Bill of Sale and Assignment and Assumption Agreement (Israel).

“Bill of Sale and Assignment and Assumption Agreement (Israel)” means the agreement in substantially the form set forth Schedule 1.1(c).

“Bill of Sale and Assignment and Assumption Agreement” means the agreement in substantially the form set forth on Schedule 1.1(d).

“Business Day” means a day that is not (i) a Saturday, a Sunday or a statutory or civic holiday in the State of New York, USA or Israel, (ii) a day on which banking institutions are required by Law to be closed in the State of New York, USA or Israel, or (iii) a day on which the principal offices of Seller or Buyer are closed or become closed prior to 2:00 p.m. local time.

“Business Employees” means the employees of Seller or its Subsidiaries employed in the µWave Business as set forth on Schedule 3.10(a)(i).

“Business Records” means the books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information, whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case to the extent primarily related to or primarily used in the operation of the µWave Business, including any advertising, promotional and media materials, training materials, trade show materials and videos, engineering information, design documents, models, manuals and data, including databases for reference designs, product datasheets, sales and purchase correspondence, including price lists, lists of present and former customers, information concerning customer contacts, purchasing history and invoices, technical characteristics and other information related to ongoing customer relationships, lists of present and former suppliers or vendors, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, bids, records of operation, accounting and financial records, personnel and employment records, standard forms of documents, manuals of operations or business procedures, designs, research materials and product testing reports, and any information relating to any Tax imposed on any Purchased Assets or with respect to the µWave Business, but excluding such items to the extent (i) they are Excluded Assets or Excluded Liabilities, or (ii) any applicable Law prohibits the transfer of such information.

“Buyer Benefit Plan” means each Benefit Plan maintained or contributed to, or required (under any applicable Law, Contract or otherwise) to be maintained or contributed to, by Buyer or its Subsidiaries or any ERISA Affiliate or with respect to which Buyer or its Subsidiaries or any ERISA Affiliate has any liability.

“Buyer Designee” means one or more Affiliates of Buyer identified to Seller in accordance with Section 2.10 prior to the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. as amended.

“Closing” means the closing of the transactions described in Article 7.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement between Seller and Buyer dated February 22, 2016.

“Contract” means any legally binding contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyrights” means rights in works of authorship, including without limitation copyrights, whether registered or unregistered and whether arising under the laws of the United States or any other jurisdiction anywhere in the world, including moral rights and mask work rights, and all registrations and applications for registration with respect thereto.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, proprietary interest, mortgage, pledge, easement, encroachment, building or use restriction, capital lease, conditional sale or other title retention agreement, covenant, or other similar restriction.

“Environmental Law” means any Law that regulates or governs (a) emissions, discharges, releases, or threatened releases of Hazardous Substances, (b) Hazardous Substance Activities, (c) the protection of persons, natural resources or the environment, (d) the management of Hazardous Substances, or (e) other activities involving Hazardous Substances including without limitation, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. Section § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., or any other similar Law, as any such Law has been amended or supplemented, and the regulations promulgated pursuant thereto.

“Environmental Liability” means any liability, obligation, judgment, penalty, fine, cost or expense of any kind or nature arising in connection with or in any way relating to Seller or a Subsidiary or any of their predecessors, any property (including the land, the improvements thereon) owned, leased or operated by Seller or a Subsidiary or any of their predecessors, the µWave Business, or the Purchased Assets which (i) arises under or relates to any Environmental Law or any Hazardous Substance Activity and (ii) relates to the period on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means each Subsidiary and any other Person that, together with Seller or any of the Subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under Section 4001(b) of ERISA.

“Excluded Contracts” means any Third Party Contracts (i) that constitute a General Purchase Agreement, or (ii) primarily related to Excluded Assets or Excluded Liabilities.

“Excluded Taxes” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, with respect to (i) any Taxes of Seller or its Affiliates (including any liability of Seller or its Affiliates for the Taxes of any other Person (other than Buyer or its Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law)), as a transferee or successor, by Contract or otherwise, or relating to, pertaining to or arising out of the Excluded Assets (ii) any Taxes relating to, pertaining to, or arising out of, the operation of the µWave Business or development, use or ownership of the Purchased Assets for any Pre-Closing Tax Period, including all interest, penalties or other amounts with respect thereto accruing in Post-Closing Tax Periods, and (iii) any Taxes required by Law to be paid by Seller or any Subsidiary (or withheld from Seller by Buyer or a Buyer Designee and remitted to the appropriate taxing Governmental Body) as a result of their sale of Purchased Assets in any jurisdiction (including any mandatory withholding Taxes) other than any Transfer Taxes to be paid by Buyer or a Buyer Designee under Section 2.9(b).

“Exemption Certificate” means a general certificate issued by the Israeli Tax Authorities (“ITA”), exempting consideration payable to Broadcom Semiconductors Israel Ltd. (“Broadcom Israel”) from Israeli withholding Taxes pursuant to the Israeli Income Tax Regulations (Withholding From Payments for Servies or Assets), 5737-1977.

“Fixtures and Supplies” means the fixtures, improvements, furniture, furnishings, office and other supplies, vehicles, and other tangible personal property owned by Seller or a Subsidiary and primarily related to or primarily used in the operation of the µWave Business that are located at the portion of the real property which is leased pursuant to the Assumed Lease or as to which occupancy rights are granted to Buyer or a Buyer Designee pursuant to the Transition Services Agreement, including desks, tables, chairs, file cabinets, racks, cubicles and other storage devices and office supplies and any additions, improvements, replacements and alterations thereto between the date hereof and the Closing Date and all warranties and guarantees, if any, express or implied with respect to the foregoing, but excluding any such items that are Excluded Assets or Excluded Liabilities.

“GAAP” means U.S. generally accepted accounting principles.

“General Purchase Agreements” means any Third-Party Contracts pursuant to which Seller or an Affiliate purchases products or services from such Third-Party for any of Seller’s or an Affiliate’s retained businesses that are not primarily related to or primarily used in the operation of the µWave Business.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (supranational, national, federal, provincial, state or local or foreign) or any department, commission, board, agency, bureau, official or other regulatory, administrative, quasi-governmental, or judicial authority thereof.

“Governmental Grant” shall mean any grant, funding, loan, support, incentive, tax incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement, credit, offset or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the OCS, the Investment Center, the State of Israel, the BIRD Foundation and other bi- or multi-national grant programs for the financing of research and development or other similar funds, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Body.

“Hazardous Substance” means (i) any chemical, material, emission, waste, or substance that has been designated by a Governmental Body to be hazardous, toxic, dangerous, radioactive, a pollutant, or words of similar import, or (ii) asbestos or PCBs.

“Hazardous Substance Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, certification, or distribution of any Hazardous Substance or any product or waste containing a Hazardous Substance, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any packaging, recycling, product take-back or product content requirements, including without limitation, the European Union Directive 2012/19/EU on Waste Electrical and Electronic Equipment or WEEE Directive, the European Union Regulation (EC) No. 1907/2006 of the European Parliament and of the Council concerning the Registration, Evaluation, Authorization and Restriction of Chemicals or REACH, the European Union Directive 2011/65/EU on the Restriction on the Use of Certain Hazardous Substances or ROHS Directive, and China’s Administrative Measures on the Control of Pollution Caused by Electronic Information Products or China ROHS, all as amended at any time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“India Purchase Agreement” means an agreement for the sale or transfer of Purchased Assets in India to be entered separately between a Subsidiary of Seller and a Buyer Designee and governed under the laws of India in a form to be mutually agreed upon in good faith by Seller and Buyer prior to the Closing Date.

“Information” means any and all: documented and undocumented information (excluding Patents), technical information, Trademarks, Trade Secrets and other confidential information, data and drawings of whatever kind in whatever medium, specifications, techniques, know-how, network configurations and architectures, Software, APIs, subroutines, techniques, user interfaces, URLs works of authorship, algorithms, formulae, protocols, schematics, compositions, processes, designs, bills of material, sketches, photographs, graphs, drawings, samples, developments and ideas, build instructions, Software, including all Software code (in any form, including source code and executable or object code), build scripts, test scripts, databases and data collections, past and current manufacturing and distribution methods and processes, tooling requirements, Business Records (including current and anticipated customer requirements, price lists, part lists, customer lists, market studies, and business plans), database technologies, systems, structures, architectures, improvements, devices, concepts, methods and information, RTL, GDSII files, whether embodied in Software or otherwise, inventions (whether or not patentable and whether or not reduced to practice), discoveries, improvements, and technology, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and any and all instantiations of the foregoing in any form and embodied in any media, however documented and whether or not embodied in any tangible form, and any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, and including all tangible embodiments of any of the foregoing. For the avoidance of doubt, the Parties agree that any semiconductor integrated circuit design or manufacturing technology that is used corporate wide (i.e., by Seller and its Affiliates in their retained businesses) is not included in any Assigned Technical Information being transferred as part of the Intellectual Property Agreement.

“Intellectual Property” means any and all rights, including intellectual property rights, arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world: (a) Copyrights, (b) Trademarks, (c) Patents, (d) Trade Secrets, (e) mask work and industrial design rights and any applications for registration therefor, (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, and any applications for registration therefor; (g) URLs and domain names and associated registrations, (h) rights in inventions (whether or not patentable) and improvements thereto, (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (j) any other proprietary, intellectual or industrial property rights of any kind or nature now known or hereafter recognized in any jurisdiction worldwide, including any rights in Information.

“Intellectual Property Agreement” means the agreement set forth Schedule 1.1(f).

“Inventory” means the inventory, wherever located, including raw materials, work in process, recycled materials, demo and evaluation inventory, finished products, inventoriable supplies or components, and non-capital spare parts owned by Seller or a Subsidiary and primarily related to or primarily used in the operation of the µWave Business, and any rights of Seller or a Subsidiary to the warranties received from suppliers and any related claims, credits, rights of recovery and set-off with respect to such Inventory, but only to the extent such rights are assignable.

“Investment Center” means the Investment Center of the Ministry of Economy established under the Israeli Law for the Encouragement of Capital Investments, 1959.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Seller” or “to Seller’s knowledge” means the actual knowledge of the individuals specified on Schedule 1.1(a) after reasonable investigation.

“Law” means any treaty, law, statute, ordinance, rule, regulation, code, directive, requirements, writ, order, judgment, injunction or decree of any Governmental Body.

“Layoff Reimbursement Amount” means an aggregate amount actually incurred and paid by Seller or any Subsidiary in connection with the termination of employment of the Business Employees on or about the Closing Date for those expenses set forth in the table attached hereto as Schedule 1.1(i), in the respective amount not to exceed, for each expense, the amount set forth in the corresponding column of Schedule 1.1(i), all subject to Section 5.4(d) below.

“Lease” means the lease, sublease or license as to which Seller or a Subsidiary is a tenant for the Leased Premises and for which occupancy will be provided pursuant to a Lease Assignment or the Transition Services Agreement, as the case may be, together with all amendments, modifications or supplements thereto, for any of the Leased Premises.

“Lease Assignment” means the assignment agreement with respect to the Assumed Lease in substantially the form set forth Schedule 1.1(g).

“Leased Equipment” means the vehicles, computers, servers, machinery and equipment and other similar items leased by Seller or a Subsidiary and primarily related to or primarily used in the operation of the µWave Business, but excluding Excluded Assets or Excluded Liabilities.

“Leased Premises” means the real property identified as the “Leased Premises” on Schedule 3.7(a), together with all rights, easements and privileges appertaining or relating to such real property, and all improvements located thereon, that is leased, subleased or licensed by Seller or a Subsidiary from Third Parties and used by Seller or a Subsidiary in the operation of the µWave Business.

“Licensed Intellectual Property” means the Intellectual Property and Information that is being licensed to Buyer pursuant to the Intellectual Property Agreement, which sets forth the Licensed Software, the Licensed Technical Information and the Licensed Patents (as each such term is defined in the Intellectual Property Agreement).

“Nonassignable Licenses” means those licenses of Intellectual Property or Information under which Seller or an Affiliate is the licensee that are (i) not by their terms assignable or (ii) related to other businesses of Seller or an Affiliate and not primarily in the operation of the µWave Business, including Contracts for Standard Software, and corporate (i.e., Seller and its Affiliates) wide information technology and design licenses used in Seller’s or an Affiliate’s retained businesses.

“OCS” means the Israeli National Authority for Technological Innovation, including such authorities previously known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry.

“Open Source Materials” means the Software licensed or distributed under any license that conforms to the Open Software Initiative’s definition of “open source”, available online at http://www.opensource.org/osd.html and any license that requires source code to be made available in connection with any license, sublicense or distribution of such Software.

“Patents” means patents or patent applications worldwide of any kind or nature (including industrial designs and utility models), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, confirmations, registrations, revalidations, additions, and substitutions relating to any of the patents and patent applications, as well as all related counterparts to such patents and patent applications, including foreign counterparts, wheresoever issued or pending anywhere in the world.

“Pension Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) or similar equivalent under applicable Laws other than the United States.

“Permitted Encumbrances” means any (i) statutory lien for Taxes, assessments and other governmental charges or liens of carriers, landlords, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable, (ii) liens incurred or deposits made in the ordinary course of the µWave Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, surety and appeal bonds, bids, leases, performance and return of money bonds and similar obligations, (iii) non-exclusive licenses granted in connection with sales of products in the ordinary course of business or non-exclusive portfolio-wide licenses granted by Seller or an Affiliate, (iv) any use or other building restriction for the Premises that does not materially interfere with the use of the Premises, (v) liens granted by Broadcom Limited in connection with its credit agreement dated February 1, 2016 (such liens referenced in this clause (v), the “Debt Liens”), which Debt Liens shall be automatically released upon the Closing, and (vi) any minor imperfection in title and minor encroachments, if any, that, individually or in the aggregate, are not material in amount, do not materially interfere with the conduct of the µWave Business or with the use of the Purchased Assets and do not materially affect the value of the subject Purchased Assets or the µWave Business.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Premises” means the (i) Leased Premises and (ii) the premises owned by Seller or a Subsidiary that are used by the µWave Business.

“Principal Equipment” means the personal property of Seller or a Subsidiary primarily related to or primarily used in the operation of the µWave Business, including, without limitation, all computers, laptops, cell phone devices, smartphones, printers, copiers, faxes, machinery, equipment (including any related replacement or spare parts, components dies, molds, tools, and tooling), phone or conferencing equipment, network equipment, data processing equipment and peripheral equipment and other similar items, and any such items located at the portion of the real property which is leased pursuant to the Assumed Lease or as to which occupancy rights are granted to Buyer or a Buyer Designee pursuant to the Transition Services Agreement, but not (x) the Leased Equipment, or (y) any Excluded Assets or Excluded Liabilities. Principal Equipment includes rights to the warranties received from the manufacturers and distributors of such items and to any related claims, credits, rights of recovery, and set-off with respect to such items.

“R&D Law” means the Israeli Law for Encouragement of Research, Development and Technological Innovation in the Industry, 1984, as amended, together with the regulations promulgated thereunder.

“Return” means any return, declaration, report, claim for refund, or information return or statement, and any other document filed or required to be filed in respect of any Tax, including any schedule or attachment thereto or amendment thereof.

“Seller Benefit Plan” means each Benefit Plan maintained or contributed to, or required (under any applicable Law, Contract or otherwise) to be maintained or contributed to, by Seller or its Subsidiaries or any of its ERISA Affiliates or with respect to which Seller or its Subsidiaries or any of its ERISA Affiliates has any liability.

“Seller Material Adverse Effect” means any fact, circumstance, change, condition or effect that, individually or when taken together with all other such facts, circumstances, changes, conditions or effects that exist at the date of determination of the occurrence of a Seller Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the µWave Business, taken as a whole, or Seller’s ability to perform its obligations under this Agreement and the Collateral Agreements or consummate the transactions contemplated hereby or thereby; provided, however, that no facts, circumstances, changes, conditions or effects (by themselves or when aggregated with any other facts, circumstances, changes, conditions or effects) resulting from, relating to or arising out of the items enumerated in sub-clauses (i) to (vi) below shall be deemed to be or constitute a Seller Material Adverse Effect, and no facts, circumstances, changes, conditions or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which the µWave Business has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the µWave Business, taken as a whole, relative to other similar businesses; (ii) conditions in the industry, and any industry-wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the µWave Business, taken as a whole, relative to other similar businesses; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the µWave Business, taken as a whole, relative to other similar businesses; (iv) acts of terrorism or war to the extent that such acts do not have a materially disproportionate impact on the µWave Business, taken as a whole, relative to other similar businesses; (v) the announcement or pendency of this Agreement and the transactions contemplated hereby, including negative reactions by customers of the µWave Business to the sale announcement; or (vi) compliance by Seller or its Subsidiaries with the express terms of this Agreement or the failure by Seller or its Subsidiaries to take any action that is prohibited by this Agreement.

“Software” means (a) computer programs and other software, including software implementations of algorithms, heuristics models and methodologies, whether in source code or object code, (b) testing, validation, verification and quality assurance materials, (c) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (e) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, (f) operating systems, management code, firmware, drivers, utilities, graphical user interfaces and software engines, and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing and (h) documentation, including user manuals, developer notes, comments and annotations, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

“Standard Software” means non-customized Software that is licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, and not incorporated into, or used in the development, manufacturing, distribution, or support of, any of the µWave Products or services of the µWave Business and is generally available to the public and licensed on standard, non-negotiated terms.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means each entity listed on Schedule 3.2.

“Tax” means a tax of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, whether federal, state, local or foreign, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, registration, withholding, payroll, employment, severance, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, real property, personal property, alternative, add-on minimum, escheat or estimated tax or other tax, including any interest, penalties or additions to tax with respect thereto, whether disputed or not, imposed upon any Person by any taxing or social security authority or other Governmental Body under applicable Law.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Third Party Contract” means a Contract with a Third Party.

“Trademarks” means trademarks, trade names, corporate names, business names, trade styles, service marks, service names, logos, slogans, 800 numbers, or other source or business identifiers and general intangibles of like nature, together with goodwill associated therewith, whether registered or unregistered and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and registrations and applications for registration with respect to any of the foregoing.

“Trade Secrets” means information of any kind or nature, in whatever form and whether or not embodied in a tangible medium, including customer lists, concepts, ideas, methods, processes, know-how, methodologies, designs, plans, schematics, bill of materials, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, models, data bases, marketing materials and other proprietary or confidential information, in each case to the extent any of the foregoing derives economic value from not being generally known to other Persons.

“Transferred Contracts” means any Third Party Contract primarily related to or primarily used in the operation of the µWave Business as identified on Schedule 2.1(f), which are being assigned to Buyer or a Buyer Designee, but not the Excluded Contracts.

“Transferred Governmental Permits” means any governmental permit, license, certificate of inspection, approval or other authorization issued to Seller or a Subsidiary primarily related to or primarily used in the operation of the µWave Business identified on Schedule 2.1(h).

“Transferred In-Licenses” means any Transferred Contract under which Seller or a Subsidiary has the right to use any Intellectual Property or Information owned by a third party as identified on Schedule 2.1(g) which are primarily related to or primarily used in the operation of the µWave Business identified on Schedule 2.1(g), but not (i) the Nonassignable Licenses, (ii) Contracts for Standard Software, or (iii) any Excluded Assets or Excluded Liabilities.

“Transferred Out-License” means any Transferred Contract under which Seller or a Subsidiary has granted or agreed to grant to any third party any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any license, covenant, release, immunity, authorization or other right with respect to, in each case which is in effect as of the effective date of this Agreement or the Closing, any of the Assigned Intellectual Property, as identified on Schedule 2.1(g).

“Transition Services Agreement” means the transition services agreement in substantially the form set forth Schedule 1.1(h).

“µWave Business” means the worldwide design, engineering, manufacturing, use, marketing, sale and distribution of microwave and millimeterwave baseband, up converter/down converter and RF semiconductor solutions to the wireless infrastructure markets including backhaul, remote radio head (RRH) and base stations applications, as carried on and conducted by the Infrastructure and Networking Group of Seller or its Subsidiaries consisting of the µWave Products, but excluding (a) any other semiconductor devices and other products that are not µWave Products and any related embedded and value-added firmware and software and other components of Seller, and (b) any billing, order entry, fulfillment, accounting, collections or other corporate centralized functional organizations within, or controlled by, Seller or its Affiliates.

“µWave Products” means all products of the µWave Business, including those set forth on Schedule 1.1(b) and including, without limitation, all products currently in production and products under design and development.

“Value Added Tax” or “VAT” means any value added tax imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any rules, regulation, orders or instruments authorized by that Directive) and any similar value added tax pursuant to the laws of any jurisdiction which is not a member of the European Union (including Singapore GST, and GST imposed by other non-European Union jurisdictions).

“Welfare Plan” means each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or similar applicable Laws of jurisdictions other than the United States.

1.2	Additional Defined Terms

For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section
“Agreement”	Preamble
“Allocation”	Section 5.3(b)
“Anticorruption Laws”	Section 3.8(b)
“Antitrust Division”	Section 5.7(b)
“Asset Level Allocation Statement”	Section 5.3(b)
“Assigned Patents”	Section 3.13(a)
“Assigned Registered IP”	Section 3.13(a)
“Assigned Trademarks”	Section 3.13(a)
“Assumed Liabilities”	Section 2.4
“Broadcom”	Preamble
“Bulk Sales Laws”	Section 2.8
“Buyer”	Preamble
“Buyer Indemnified Party”	Section 9.2(b)
“Buyer Proprietary Information”	Section 6.3(a)
“Cap Amount”	Section 9.2(f)
“Closing Date”	Section 7.3
“Closing Effective Time”	Section 7.4
“COBRA”	Section 5.4(f)
“Collateral Agreements”	Recital D
“Excluded Assets”	Section 2.2
“Excluded Leased Equipment”	Section 5.6
“Excluded Liabilities”	Section 2.5
“Expiration Date”	Section 9.1
“FTC”	Section 5.7(b)
“Indemnified Party”	Section 9.2(a)
“Indemnifying Party”	Section 9.3(a)
“India Purchased Assets”	Section 2.10(b)
“Losses”	Section 9.2(a)
“Material Contract”	Section 3.11(a)
“Nonassignable Assets”	Section 2.6(c)
“OCS Consent”	Section 5.9

“Party”	Preamble
“Property Taxes”	Section 2.9(d)
“Purchase Price”	Section 2.3
“Purchased Assets”	Section 2.1
“Purchased Leased Equipment”	Section 5.6
“Required Consents”	Section 3.4(b)
“Section 14 Arrangement”	Section 3.10(a)
“Seller”	Preamble
“Seller Indemnified Party”	Section 9.2(c)
“Seller Proprietary Information”	Section 6.2(a)
“Termination Date”	Section 11.1(e)
“Third Party Claim”	Section 9.3(a)
“Threshold Amount”	Section 9.2(f)
“Transfer Taxes”	Section 2.9(b)
“Transferred Employee”	Section 5.4(b)
“µWave Intellectual Property”	Section 3.13(b)
“µWave Trade Secrets”	Section 3.13(h)
“Updated Employee List”	Section 5.4(a)
“WARN Act”	Section 5.4(f)
“Warranty Cap”	Section 2.4(b)

1.3	Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the starting reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(d) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f) Currency. All currency references included herein shall refer to United States dollars.

(g) Reasonable Commercial Efforts. Reasonable commercial efforts means that the obligated Party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of funds (unless Buyer agrees to pay such amount in which case Seller will not unreasonably withhold any requested effort) or the incurrence of a liability on the part of the obligated Party, nor does it require that the obligated Party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is or is not actually accomplished is not, by itself, an indication that the obligated Party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.

(h) Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by either Party on any one Schedule with respect to any representation, warranty or covenant of such Party shall be deemed disclosed for purposes of all other representations, warranties or covenants of such Party to the extent that it is reasonably apparent from such disclosure that it also relates to such other representations, warranties or covenants.

2.	Purchase and Sale of the µWave Business

2.1	Purchase and Sale of Assets

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall, or shall cause one or more of its Subsidiaries, as appropriate, to, irrevocably grant, sell, transfer, assign, convey and deliver to Buyer or one or more Buyer Designees, and Buyer or one or more Buyer Designees shall irrevocably purchase, acquire and accept from Seller or the applicable Subsidiary, all of the right, title and interest in, to and under the Purchased Assets, wherever located, free and clear of Encumbrances, except for Permitted Encumbrances. For purposes of this Agreement, “Purchased Assets” means all the assets, properties and rights primarily related to or primarily used in the µWave Business by Seller or any Subsidiary, whether tangible or intangible, real, personal or mixed, set forth or described in paragraphs (a) through (o) below, whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s or the applicable Subsidiary’s books or financial statements:

(a) the Business Records;

(b) the Principal Equipment and Purchased Leased Equipment;

(c) the Fixtures and Supplies;

(d) the Inventory;

(e) the Assigned Intellectual Property;

(f) the Transferred Contracts;

(g) the Transferred In-Licenses and Transferred Out-Licenses;

(h) the Transferred Governmental Permits (but only to the extent that such Governmental Permits are assignable or transferable to Buyer);

(i) the transferred registered domain names listed on Schedule 2.1(i);

(j) the Assumed Lease and any deposits related thereto;

(k) all prepaid expenses for leased and rented equipment;

(l) all Third Party prepaid royalties and maintenance and support for Transferred In-Licenses;

(m) all guarantees, warranties, indemnities and similar rights in favor of Seller or a Subsidiary related to any item listed in (a) through (l) above;

(n) all rights to the claims, causes of action, rights of recovery, and rights of set-off, made or asserted against any Person on or after the Closing Date relating to any item listed above, whether arising out of actions or conditions occurring prior to, on, or after the Closing Date; and

(o) all goodwill of the µWave Business

2.2	Excluded Assets

Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and neither Seller nor any Subsidiary is granting, selling, transferring, assigning, conveying or delivering to Buyer or a Buyer Designee, and neither Buyer nor any Buyer Designee is purchasing, acquiring or accepting from Seller or any Subsidiary, any of the rights, properties or assets set forth or described in paragraphs (a) through (j) below (the rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the “Excluded Assets”):

(a) any of Seller’s or its Affiliate’s receivables, cash, cash equivalents, bank deposits or similar cash items (other than deposits related to the Assumed Lease) or employee receivables;

(b) any manufacturing libraries, Intellectual Property or Information of Seller or any Affiliate other than the Assigned Intellectual Property or the Licensed Intellectual Property;

(c) any (i) confidential personnel records pertaining to any Business Employee to the extent applicable Law prohibits the transfer of such information, or (ii) other books and records that Seller or any Affiliate of Seller is required by Law to retain; provided, however, that Buyer shall have the right, to the extent permitted by Law and subject to reasonable restrictions, to make copies of any portions of such retained confidential personnel records and other books and records that relate to the µWave Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees; and (iii) any information management system of Seller or any Affiliate of Seller other than those primarily related to or primarily used in the µWave Business and contained within computer hardware included as a Purchased Asset pursuant to Section 2.1(b);

(d) any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Excluded Taxes, together with any interest due thereon or penalty rebate arising therefrom;

(e) except as set forth in the Intellectual Property Agreement, any rights to, or the use of, the “Broadcom” or “Broadcom Corporation” trademarks;

(f) the Excluded Contracts, the Nonassignable Licenses and the Excluded Leased Equipment;

(g) any insurance policies or rights of proceeds thereof;

(h) except as specified in Section 2.1, any of Seller’s or any Affiliate’s rights, claims or causes of action against Third Parties relating to the assets, properties or operations of the µWave Business arising out of transactions occurring prior to, and including, the Closing Date;

(i) except as specifically provided in the applicable Bill of Sale and Assignment and Assumption Agreement or the India Purchase Agreement any of the assets of the Benefits Plans; and

(j) all other assets, properties, interests and rights of Seller or any Affiliate that are not primarily related to or primarily used in the operation the µWave Business or the Purchased Assets.

2.3	Purchase Price

In consideration of the grant, sale, transfer, assignment, conveyance and delivery by Seller and the Subsidiaries of the Purchased Assets to Buyer or a Buyer Designee, Buyer and/or a Buyer Designee(s) shall (i) pay to Seller or the applicable Subsidiary at the Closing an aggregate amount equal to EIGHTY MILLION DOLLARS ($80,000,000) (the “Purchase Price”) in cash by wire transfer of immediately available funds to an account designated by Seller’s written instructions to Buyer at least three (3) Business Days prior to the Closing Date, and (ii) assume the Assumed Liabilities pursuant hereto; provided, however, that the Parties agree that the portion of the Purchase Price allocated to the India Purchased Assets to be transferred pursuant to the India Purchase Agreement shall be in an amount set forth in the India Purchase Agreement, as applicable.

2.4	Assumed Liabilities

On the Closing Date, Buyer or one or more Buyer Designee shall execute and deliver to Seller each Bill of Sale and Assignment and Assumption Agreement, the India Purchase Agreement and a Lease Assignment pursuant to which Buyer or any such Buyer Designee shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means the liabilities and obligations set forth or described in paragraphs (a) through (d) below, whether or not any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller’s or a Subsidiary’s books or financial statements:

(a) the liabilities and obligations arising out of facts and circumstances occurring after the Closing Date under the Assumed Lease and the Transferred Contracts, Transferred In-Licenses, Transferred Out-Licenses, and Transferred Governmental Permits;

(b) with respect to the µWave Business, any product warranty obligations arising from sales of the µWave Products in the ordinary course of business on, before and after the Closing Date; provided, however, that with regard to the sales of the µWave Products in the ordinary course of business prior to the Closing Date, solely to the extent that any such product warranty obligations do not exceed $476,996 (the “Warranty Cap”) in the aggregate (it being understood that any product warranty obligations, in the aggregate, arising from sales of µWave Products in the ordinary course of business prior to the Closing Date exceed the Warranty Cap shall, all such excess amount shall constitute Excluded Liabilities hereunder);

(c) the obligations and liabilities with respect to the Transferred Employees arising from the service by a Transferred Employee after the Closing Date, including any such obligation and liability from Buyer Benefit Plans that are governmentally administered or mandated by applicable Law; and

(d) the obligations and liabilities with respect to the µWave Business or the Purchased Assets arising from, or in connection with, the operation or conduct of the µWave Business or the ownership of the Purchased Assets by Buyer or a Buyer Designee after the Closing Date.

2.5	Excluded Liabilities

Neither Buyer nor any Buyer Designee shall assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any of its Affiliates, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the “Excluded Liabilities”).

For the avoidance of doubt, the Parties agree that the Excluded Liabilities include, but are not limited to, any and all liabilities or obligations set forth or described in paragraphs (a) through (k) below, whether or not any such liability or obligation has a value for accounting purpose or is carried or reflected on or specifically referred to in Seller’s or the applicable Subsidiary’s books or financial statements:

(a) any Excluded Taxes;

(b) any Environmental Liabilities;

(c) any liability or obligation arising out of or related to any Excluded Asset;

(d) any trade payable (except to the extent it is related to Purchased Assets delivered by Third Party suppliers to Buyer or a Buyer Designee on or after the Closing Date and incurred in the ordinary course of µWave Business consistent with past practice and for which Buyer agrees in writing to Seller prior to the Closing Date that Buyer desires to receive such applicable asset from such Third Party supplier);

(e) any indebtedness for borrowed money or guarantees thereof of Seller and its Subsidiaries or intercompany obligations of Seller or any Subsidiary;

(f) except for the Layoff Reimbursement Amount, any liability or obligation relating to or arising (whether before, on or after the Closing Date) out of (i) the employment and any termination of such employment by Seller or any Subsidiary of any employee or former employee of Seller or a Subsidiary on or prior to the Closing Date, including without limitation, any rights in connection with severance payments or the accrual of any rights thereto, any and all claims, demands and/or causes of action in connection with the foregoing or in connection with any Seller Benefit Plan, including, without limitation, obligations with respect to the Section 14 Arrangement, (ii) any employee’s or former employee’s or his/her dependents’ rights or obligations under any fringe benefit of employment with Seller or a Subsidiary, including any Seller Benefit Plan, (iii) the unpaid vacation, personal days and floating holidays or redemption of any of the foregoing, sick pay or pay for sick days accrued by Business Employees and (iv) any retention payments promised, granted or awarded by Seller or a Subsidiary prior to the Closing to be paid (if earned) to the Business Employees following the Closing;

(g) any liability and obligation which arises out of or relates to any breach, default or violation by Seller or its Affiliates of the Assumed Lease, any Transferred Contract, Transferred In- License, Transferred Out-License, or Transferred Governmental Permit or any other Purchased Asset occurring on or prior to the Closing Date or which arises out of violation of applicable Law, in each case by Seller or its Affiliates;

(h) any liability or obligation in connection with, or relating to, any actions, suits, claims, consent decrees or proceedings against Seller or any Subsidiary which arise out of, accrue, or relate to (i) the operation or conduct of the µWave Business or (ii) the ownership of the Purchased Assets in each case on or before the Closing Date;

(i) any benefit liability or obligation relating to or arising in connection with Section 4980B of the Code (COBRA) or otherwise by operation of applicable Law to provide continuation of health care coverage to employees or former employees of Seller or a Subsidiary or their dependents arising from a qualifying event occurring on or before the Closing Date;

(j) any liability or obligation arising from or relating to any Seller Benefit Plan or otherwise relating to a Business Employee and his or her employment with Seller, its Subsidiaries, or any ERISA Affiliate; and

(k) any liability or obligation arising from the sale of µWave Products by Seller or a Subsidiary that exceed the Warranty Cap.

2.6	Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

(a) From time to time following the Closing to the extent permitted by applicable Law and subject to reasonable confidentiality restrictions, Seller shall, or shall cause its Affiliates to, make available to Buyer or a Buyer Designee such confidential data and information in personnel records of Transferred Employees as is reasonably necessary for Buyer to integrate such employees into Buyer’s or a Buyer Designee’s workforce and comply with its obligations under Section 5.4.

(b) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases, acquittances and other instruments, and shall take such further actions, as may be necessary or appropriate to transfer fully to, and vest in, Buyer and the Buyer Designees and each of their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer or a Buyer Designee under this Agreement and the Collateral Agreements and to assure fully to Seller and its Subsidiaries and each of their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer or a Buyer Designee under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller or a Subsidiary any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, if and to the extent that any such asset or liability was erroneously or inadvertently transferred to Buyer or a Buyer Designee at the Closing, and (ii) transferring to Buyer or a Buyer Designee any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was erroneously or inadvertently not transferred to Buyer or a Buyer Designee at the Closing).

(c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to transfer or assign any Purchased Asset, including the Assumed Lease, Transferred Contract, Transferred In-License, Transferred Out-License, Transferred Governmental Permit, certificate, approval, authorization or other right which by its terms or by Law is nonassignable or cannot be entered into without the consent of a Third Party or a Governmental Body or is cancelable by a Third Party in the event of an assignment (“Nonassignable Assets”) unless and until (i) such consents shall have been obtained or (ii) Buyer or a Buyer Designee notifies Seller that any such Purchased Asset should be transferred or assigned notwithstanding the absence of a requisite Third Party consent or Governmental Body consent or the right of a Third Party to cancel such Nonassignable Asset in the event of a transfer or assignment hereunder, in which event such Purchased Asset shall not be a Nonassignable Asset for purposes of this Agreement and shall instead be transferred and assigned hereunder notwithstanding the absence of such Third Party consent or Governmental Body consent or any right of a Third Party to cancel such Purchased Asset.

Prior to and after the Closing, Seller shall use all reasonable commercial efforts to obtain such consents and deliver any required notices under all Nonassignable Assets, and Buyer shall, and shall cause its Affiliates to, cooperate with Seller to obtain such consents promptly. To the extent permitted by applicable Law, in the event any requisite consent cannot be or is not for any reason obtained prior to the Closing, from and after the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, use reasonable commercial efforts to develop a mutually agreeable arrangement (including by way of amendment or addition of services to the Transition Services Agreement) under which (i) Buyer or a Buyer Designee would obtain the benefits and assume the obligations under such Nonassignable Assets in accordance with this Agreement, including by sub-contracting, sub-licensing, or sub-leasing to Buyer or a Buyer Designee, (ii) such Nonassignable Assets would be held, as of and from the Closing Date, by Seller or the applicable Subsidiary in trust for Buyer or a Buyer Designee and the covenants and obligations thereunder would be performed by Buyer or a Buyer Designee in Seller’s or such Subsidiary’s name and all benefits and obligations existing thereunder would be for Buyer’s or the applicable Buyer Designee’s account, and/or (iii) in the case of any Lease Assignment that is a Nonassignable Asset, Seller or the applicable Subsidiary will provide, and Buyer or a Buyer Designee would obtain through the Transition Services Agreement (and subject to the provisions and limitations set forth therein), the benefits and assume the obligations under any such Lease Assignment in accordance with this Agreement. From and after the Closing, Seller shall, and shall cause its Affiliates to, also take or cause to be taken at Buyer’s or a Buyer Designee’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer or the applicable Buyer Designee with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Subsidiary shall promptly pay over to Buyer or the applicable Buyer Designee all money or other consideration received by it in respect to all Nonassignable Assets.

(d) Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to transfer all rights and obligations under the Assumed Lease, Transferred Contracts, Transferred In-Licenses, Transferred Out-Licenses, Transferred Governmental Permits, certificates, approvals, authorizations or other rights or obligations or liabilities that constitute Purchased Assets or Assumed Liabilities or that are required to perform the obligations under the Collateral Agreements.

(e) From and after the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

(f) Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Purchased Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.

(g) At least five (5) Business Days prior to Closing, Seller will identify the licenses included in (or reasonably expected to be included in) the Nonassignable Assets and shall cooperate with and assist Buyer before and after the Closing, at Buyer’s reasonable request and expense, to obtain licenses or arrangements to replace the licenses, services and assets provided with respect to any Nonassignable Asset.

2.7	Intellectual Property and Information

Unless expressly set forth in this Agreement, the Intellectual Property Agreement or in any Collateral Agreement, no title, right or license of any kind is granted to Buyer pursuant to this Agreement with respect to the Intellectual Property or Information of Seller or any Affiliate of Seller, either directly or indirectly, by implication, by estoppel or otherwise.

2.8 Bulk Sales Law

Buyer hereby waives compliance by Seller and any Subsidiary with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction (collectively, the “Bulk Sales Laws”), including Article 6 of the California Uniform Commercial Code, in each case that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer or a Buyer Designee.

2.9	Taxes

(a) All payments made by Buyer or any Buyer Designee at Closing to Seller or any of its Subsidiaries under or pursuant to this Agreement shall be made free and clear of and without any deduction for or on account of withholding Taxes; provided, for the avoidance of doubt, withholding Taxes subsequently determined (whether by reason of change in tax law or otherwise) to be payable by a taxing authority shall constitute Excluded Taxes and shall be subject to indemnification under Article 9.

(b) The payment for any sales, use, transfer, conveyance, stamp, registration, documentary, filing, recording, or similar fees or Taxes, other than, for the avoidance of doubt, any Value Added Taxes, which shall be borne by the Parties in accordance with Section 2.9(c), (“Transfer Taxes”) incurred in connection with the transfer of the Purchased Assets and the assumption of the Assumed Liabilities to and by, respectively, Buyer and Buyer Designees pursuant to this Agreement shall be borne fifty percent (50%) by Buyer or Buyer Designees and fifty percent (50%) by Seller or its Subsidiaries when due. Each Party shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes or otherwise minimize such Transfer Taxes, including by delivering, to the maximum extent possible, all software, technology and other similar Purchased Assets to be delivered pursuant to this Agreement, by electronic means in any reasonable manner specified by Buyer. The Buyer (or the Buyer Designees) and Seller (or its Subsidiaries) shall cooperate in the preparation and filing of all necessary Returns or other documents with respect to all such Transfer Taxes. The payment and timely filing of any associated Returns shall be made by the Party prescribed by applicable Law as primarily liable for the payment, and the Parties shall provide reimbursement for any Transfer Tax described in this Section 2.9(b) that is paid by the other parties as may be necessary such that the Buyer (or Buyer Designees), on the one hand, and Seller (or its Subsidiaries), on the other each pay fifty percent (50%) of such Transfer Taxes.

(c) Notwithstanding anything to the contrary in this Agreement, any Taxes that are Value Added Taxes (including GST and service tax), imposed on assets sold and recoverable by Buyer or a Buyer Designee shall be borne solely by Buyer or Buyer Designees but only to the extent that a duly issued tax invoice prepared in accordance with applicable law has been timely provided by Seller or a Subsidiary to the Buyer or Buyer Designees, as applicable. Any other Value Added Taxes imposed on assets sold shall be borne fifty percent (50%) by Buyer or Buyer Designees and fifty percent (50%) by Seller or its Subsidiaries when due. In the case and to the extent of value added and similar Taxes incurred in connection with the transactions contemplated hereby that are recoverable by Buyer or a Buyer Designee, such Taxes shall be invoiced by Seller or its Subsidiaries to Buyer or Buyer Designee, as applicable, paid by Buyer or Buyer Designee to Seller or its Subsidiaries, as applicable, against a duly prepared tax invoice and timely and remitted by Seller or its Subsidiaries, as applicable, to the relevant Governmental Body in accordance with applicable Law, and Buyer or Buyer Designee shall be entitled to such recovery. The Party prescribed by Law as primarily liable for the payment of such Value Added Taxes shall prepare all necessary documents (including all Returns) with respect to all such amounts in a timely manner. The applicable Party shall file such Returns and pay such Taxes and shall provide evidence satisfactory to the other Party that such Returns have been filed and Taxes have been paid, subject to such Party’s right to reimbursement from the other Party pursuant to this Section 2.9(c). Buyer and Seller shall reasonably cooperate to minimize the amount of the Taxes described in this Section 2.9(c).

(d) All real property Taxes, personal property Taxes and similar ad valorem obligations (“Property Taxes”) levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of Property Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Period, and Buyer shall be liable for the proportionate amount of Property Taxes that is attributable to the Post-Closing Tax Period within such Straddle Period. Any refund, rebate, abatement or other recovery of Property Taxes attributable to the Pre-Closing Tax Period shall be for the account of Seller, and any refund, rebate, abatement or other recovery of Property Taxes attributable to the Post-Closing Tax Period shall be for the account of Buyer provided, however, that if a Governmental Body subsequently disallows any such refund, rebate, abatement or other recovery for which a Party has received payment from the other Party pursuant to this Section 2.9(d), such recipient Party shall promptly pay (or cause to be paid) to the other party the full amount of such disallowed amount (including any interest associated therewith). The Party required by law to file a Return with respect to and pay any such Property Taxes shall do so within the time period required by applicable Law and upon the payment of (or receipt of any refund, rebate, abatement, or other recovery for) such Property Taxes. Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 2.9(d) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 2.9(d), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(e) Following the Closing, Buyer and Seller shall cooperate, and shall cause their Subsidiaries to cooperate, as reasonably requested for the purpose of enabling the requesting Party to (i) make any election relating to Taxes, (ii) prepare Returns with respect to the µWave Business or the Purchased Assets or (iii) to prepare for and defend audits or other Tax-related examinations by a Governmental Body with respect to the µWave Business and the Purchased Assets. Such cooperation shall be at the expense of the requesting Party. Seller and its Affiliates shall retain all documents, including prior years’ Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and, absent the receipt by Seller and its Affiliates of the relevant tax clearance certificates, shall maintain such records in accordance with Seller’s records retention policies.

2.10	Buyer Designee; Transaction in India

(a) The Parties agree that Buyer may assign the right to purchase certain of the Purchased Assets to one or more Buyer Designees or that one or more Buyer Designees may enter into a Collateral Agreement (with the understanding that Entropic Communications Israel Ltd. (that is anticipated to be renamed as MaxLinear Israel Limited) will constitute a Buyer Designee who is expected to enter into the Bill of Sale and Assignment and Assumption Agreement (Israel) and MaxLinear Asia Singapore Private Limited will constitute a Buyer Designee who is expected to enter into the Bill of Sale and Assignment and Assumption Agreement). Notwithstanding any such assignment or execution of a Collateral Agreement by a Buyer Designee, Buyer shall remain liable for, and any such assignment or execution shall not relieve Buyer of, its obligations hereunder or thereunder. Any reference to Buyer in this Agreement shall to the extent applicable also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate.

(b) The transactions relating to the purchase and sale of the Purchased Assets located in India (the “India Purchased Assets”) will be concluded under a separate India Purchase Agreement between the applicable Subsidiary of Seller and the applicable Buyer Designee. All considerations with regard to the India Purchased Assets will be paid India as a domestic transaction. No consideration in relation to the purchase and sale of the India Purchased Assets will be paid by the Buyer to Seller outside of India.

3.	Representations and Warranties of Seller

Except as set forth in the Schedules attached hereto and delivered by Seller to Buyer prior to the execution of this Agreement, Seller represents and warrants to Buyer that:

3.1	Organization and Qualification

Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority to carry on the µWave Business as currently conducted by it and to own or lease and operate the Purchased Assets and conduct the µWave Business. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the µWave Business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect.

3.2	Subsidiaries

Schedule 3.2 sets forth a list of each Subsidiary of Seller that has title to (or otherwise legally owns) any Purchased Asset or has any Assumed Liability, together with its jurisdiction of organization. Each Subsidiary set forth in Schedule 3.2 is duly organized and validly existing and in good standing (in any jurisdiction that recognizes such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate the Purchased Assets owned by it and to carry on its portion of the µWave Business as presently conducted by it. Each Subsidiary of Seller set forth on Schedule 3.2 is duly qualified to do business and is in good standing as a foreign corporation or other entity (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its properties and assets or the operation or conduct of the µWave Business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. The Subsidiaries listed on Schedule 3.2 are the only Affiliates of Seller that have title to (or otherwise legally owns) any Purchased Asset or any obligation that is an Assumed Liability. Broadcom Israel holds a valid Exemption Certificate.

3.3	Authorization; Binding Effect

(a) Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party has been duly authorized by all requisite corporate action.

(b) Each Subsidiary that will be a party to a Collateral Agreement has all requisite corporate power and authority to execute, deliver and perform the Collateral Agreements to which it will be a party and to consummate the transactions contemplated thereby, and the execution, delivery and performance of the Collateral Agreements to which it will be a party has been duly authorized by all requisite corporate action.

(c) This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller and any Subsidiary will be a party when duly executed and delivered by Seller or such Subsidiary will be, valid and legally binding obligations of Seller or such Subsidiary, enforceable against Seller or such Subsidiary, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.4	Non-Contravention; Consents

(a) Assuming that all Required Consents (as defined in Section 3.4(b)) have been obtained, the execution, delivery and performance of this Agreement by Seller and the Collateral Agreements by Seller or any Subsidiary that is a party thereto and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of, or conflict with, any provision of Seller’s or a Subsidiary’s charter, by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, license, permit, instrument, order, judgment, decree or other arrangement or commitment to which Seller or a Subsidiary is a party or by which it is bound and which relates to the µWave Business or the Purchased Assets or (iii) violate any applicable Law of any Governmental Body having jurisdiction over Seller, a Subsidiary, the µWave Business or the Purchased Assets, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller or a Subsidiary in connection with the execution, delivery and performance of this Agreement and the Collateral Agreements to which Seller or a Subsidiary will be a party or for the consummation of the transactions contemplated hereby or thereby by Seller or a Subsidiary, except for (i) any filings required to be made under the HSR Act and any applicable filings required under foreign antitrust Laws, and (ii) consents or approvals of Governmental Bodies or other Third Parties that are required to transfer or assign to Buyer or a Buyer Designee any Purchased Assets or assign the benefits of or delegate performance with regard thereto in any material respect, which are set forth in Schedule 3.4(b) (items (i) and (ii) being referred to herein as the “Required Consents”) and (iii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.

3.5	Purchased Assets

(a) Seller or a Subsidiary has and at the Closing will have good and valid title to, or a valid and binding leasehold interest or license in, the Purchased Assets, free and clear of any Encumbrance except for Permitted Encumbrances. At the Closing, Seller or a Subsidiary will transfer to Buyer or a Buyer Designee good and valid title to, or, if Seller or a Subsidiary has a leasehold interest or license, a valid and binding leasehold interest or license in, the Purchased Assets, free and clear of any Encumbrance except for Permitted Encumbrances. This Section 3.5(a) does not apply to Intellectual Property licensed to Buyer pursuant to the Intellectual Property Agreement.

(b) Each material item of Principal Equipment and Purchased Leased Equipment is in good operating condition and repair, subject to normal wear and tear, suitable for the purposes for which it is currently being used, but is otherwise being transferred on a “where is” and, as to condition, “as is” basis.

(c) Except for (i) the Excluded Assets and (ii) portfolio-wide Patent cross-licenses for which such Patent cross-licenses were not entered into in connection with an arrangement the primary purpose of which related to the µWave Business, the Purchased Assets and the Transferred Employees and the other rights acquired or licensed under this Agreement and the Collateral Agreements (including the goods and services to be provided or available to be provided pursuant to the Transition Services Agreement) constitute all tangible and intangible property, assets, personnel and rights of Seller or any Subsidiary that are (i) primarily related to or primarily used in the operation of the µWave Business and (ii) sufficient for the conduct and operation of the µWave Business as a product line of another company immediately following the Closing in substantially the manner in which the µWave Business is being conducted as of the date hereof. In the event this Section 3.5(c) is unintentionally breached because Seller or a Subsidiary has in good faith failed to identify and transfer any asset or property or provide any service primarily related to or primarily used in the operation of the µWave Business, such breach shall be deemed cured if Seller or the applicable Subsidiary promptly, but in no event, later than thirty (30) days following such failure to identify and transfer, transfers such properties or assets or provides such services to Buyer or a Buyer Designee at no additional cost to Buyer or a Buyer Designee.

3.6	Governmental Permits

Except as set forth on Schedule 2.1(h), there are no material governmental permits held or used by Seller or a Subsidiary to operate the µWave Business as now being operated or to use or occupy the Premises. The Transferred Governmental Permits set forth on Schedule 2.1(h) are valid and in full force and effect and no proceeding is recorded, pending or, to Seller’s knowledge, threatened seeking the suspension, modification, limitation or revocation of any such Governmental Permit. Neither Seller nor any Subsidiary is in violation of or default under any Transferred Governmental Permit which, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect.

3.7	Real Estate and Environmental

(a) Schedule 3.7(a) contains a complete and accurate list of the Premises and the Lease. Buyer has been provided with a complete and correct copy of each Lease. Except as set forth in Schedule 3.7(a), each Lease is in full force and effect and neither Seller nor any Subsidiary has violated, and, to Seller’s knowledge, the landlord has not violated or waived, any of the material terms or conditions of any Lease and all the material covenants to be performed by Seller or a Subsidiary, and to Seller’s knowledge, the landlord under each Lease prior to the date hereof have been performed in all material respects. Seller or its Subsidiaries currently occupy all of the Premises that will be included under the Assumed Lease for the operation of the µWave Business. To Seller’s knowledge, neither Seller nor any Subsidiary is required to expend more than $25,000 in connection with any restoration or surrender obligation for the Premises that are subject to an Assumed Lease.

(b) The Premises are in condition suitable for the conduct of the µWave Business as currently conducted and the use of any Premises, as presently used by the µWave Business, does not violate any local zoning or similar land use Laws or governmental regulations which violation, individually or in the aggregate, has had or could reasonably be expected to materially adversely affect the occupancy of such Premises or the operations of the µWave Business therein. Neither Seller nor any Subsidiary is in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting any Premises except where such violation or noncompliance, individually or in the aggregate, has had or could reasonably be expected to have a materially adverse effect on the occupancy of such Premises or the operations of the µWave Business therein. There is no pending or, to Seller’s knowledge, threatened condemnation or similar proceeding affecting any Premises.

(c) Except as set forth in Schedule 3.7(c), in respect of the µWave Business and the Premises:

(i) the operations of the µWave Business, the µWave Products and the Premises comply, and, to Seller’s knowledge, have complied in all material respects with all applicable Environmental Laws;

(ii) Seller and each Subsidiary has obtained all environmental, health and safety Governmental Permits required by or related to any Environmental Law and necessary for its operations, and all such Governmental Permits are in good standing, and Seller and each Subsidiary is in compliance with all terms and conditions of such permits except where the failure to obtain, maintain in good standing or be in compliance with, such permits, individually or in the aggregate, would not reasonably be expected to result in material liability to Seller or any Subsidiary;

(iii) none of Seller, any Subsidiary or any of the Premises or the operations of the µWave Business, are subject to any on-going or, to Seller’s knowledge, have been subject to any previous investigation by, order from or agreement with any Person respecting (A) any Environmental Law, or (B) any remedial action arising from the release or threatened release of a Hazardous Substance into the environment;

(iv) neither Seller nor any Subsidiary is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

(v) Seller or each applicable Subsidiary has filed all material notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment;

(vi) neither Seller nor any Subsidiary has received any written notice, or to Seller’s knowledge, other claim to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance; and

(vii) there have been no releases or threatened releases of any Hazardous Substances caused by Seller or any Subsidiary, into, on or under any of the Premises or, to Seller’s knowledge, other real property owned, leased or occupied by the µWave Business, or, to Seller’s knowledge, any other Person, in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law.

3.8	Compliance With Laws

(a) Except as set forth on Schedule 3.8(a), with respect to the Purchased Assets and the µWave Business conducted by Seller and the Subsidiaries, Seller and each Subsidiary is in compliance with all applicable Laws and all decrees, orders, judgments, writs, injunctions, permits and licenses of or from Governmental Bodies by which the µWave Business or the Purchased Assets are bound or affected except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(b) Without limiting the generality of the foregoing, with respect to the Purchased Assets and the µWave Business conducted by Seller and the Subsidiaries, neither Seller nor any of its Subsidiaries, nor, to Seller’s knowledge, any agent, director, officer, employee or other Person associated with or acting on behalf of Seller or its Subsidiaries, has, directly or indirectly, taken, authorized or promised to take any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery laws applicable to Seller or any of its Subsidiaries with respect to the Purchased Assets and the µWave Business (in each case, as in effect at the time of such action) (collectively, the “Anticorruption Laws”); used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, or violated any money laundering laws, or similar legislation in applicable jurisdictions or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any person, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the µWave Business or the Purchased Assets. With respect to the Purchased Assets and the µWave Business conducted by Seller and the Subsidiaries, neither Seller nor any of its Subsidiaries has received any written notice alleging any violation or alleged violation of Anticorruption Laws, discovered a violation as a result of an internal investigation or made a voluntary or directed disclosure to any government authority, and, to Seller’s knowledge, there are not facts that would reasonably be expected to lead to such notice.

(c) With respect to the Purchased Assets and the µWave Business conducted by Seller and the Subsidiaries, Seller and each Subsidiary is in compliance with all applicable U.S. and Foreign Export Control and Sanctions Laws except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. Without limiting the foregoing, as of the date hereof, there are to Seller’s knowledge, no threatened claims or investigations by any Governmental Body of potential violations against Seller or any of its Subsidiaries with respect to export activity or licenses with respect to the µWave Business or the Purchased Assets.

(d) Schedule 3.8(d) sets forth the (i) known and available the export control classification numbers (ECCNs) for each µWave Product, and (ii) any export licenses obtained (or license exceptions as a result of which Seller or any Subsidiary has determined not to obtain such export licenses) with respect to each µWave Product.

(e) Schedule 3.8(e) lists any Assigned Intellectual Property and/or µWave Product whose development, commercialization or export is restricted under applicable Law, and which may require a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or from the Israeli Ministry of Industry and Trade pursuant to the Law of Regulation of Security Exports, 2007, or under any other Israeli legislation (other than OCS related regulation which is specifically addressed in Sections 3.13 and 3.21 of this Agreement) regulating the development, commercialization or export of technology.

3.9	Litigation

Except as set forth on Schedule 3.9(a), there is no action, suit, consent decree, proceeding, arbitration or governmental investigation pending or, to Seller’s knowledge, threatened by, against or involving Seller or any Subsidiary, the µWave Business or the Purchased Assets, (i) which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) with respect to the µWave Business or the Purchased Assets, that, individually or in the aggregate, would reasonably be expected to be material to the µWave Business. To Seller’s knowledge, there is no basis for any such action, suit, decree, proceeding, arbitration or investigation not disclosed on Schedule 3.9 that, individually or in the aggregate, would reasonably be expected to be material to the µWave Business. Except as set forth on Schedule 3.9(b), there is no pending claim or cause of action brought by Seller or any Subsidiary against any Third Party that, individually or in the aggregate, would reasonably be expected to be material to the to the µWave Business.

3.10	Business Employees

(a) Schedule 3.10(a)(i) contains a complete and accurate list of all the Business Employees as of May 5, 2016, showing for each Business Employee, the name, position and title, work location, date of hire or service commencement date, current annual (and with respect to the Israeli Employees (as defined below), monthly) base salary or base wage, actual scope of employment (e.g., full, part-time or temporary), overtime classification (e.g., exempt or non-exempt), tenure dates, prior notice entitlement, any compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is or may be borne by Seller or any Subsidiary including but not limited to the following entitlements: deferred compensation, overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments and parking allowances) sick leave entitlement and accrual, incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates (by percentage) and the salary basis for such contributions, whether such employee, is subject to “Section 14 Arrangement”, to the extent applicable (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), last compensation increase to date including the amount thereof, immigration status, if any, classification status of U.S. employees under the Fair Labor Standards Act or applicable state or local Law (exempt or non-exempt), leave of absence status of U.S. employees, if any (including, but not limited to, short- or long-term disability, military leave, maternity leave, family leave, and/or other administrative leave), and general eligibility for current monthly and/or annual incentive/bonus or commission opportunity. Except as set forth on Schedule 3.10(a)(ii), (i) no Business Employee is covered by any union, collective bargaining agreement or other similar labor agreement (including any agreement with any works council, trade union or other similar labor-relations entity); (ii) to Seller’s knowledge, there are no pending union, works council or similar labor organizing activities or arrangements with respect to Business Employees and neither the Seller nor any Subsidiary has recognized or received a demand for recognition from any employees’ collective bargaining representative with respect to any of its Business Employees, and neither the Seller nor any Subsidiary has or is subject to, and no Business Employees of the Seller or any Subsidiary is entitled to benefits from, any extension order (tzavei harchava) other than those who apply to all employees in Israel or any contract or arrangement with respect to employment or termination thereof; and (iii) in the three years prior to the date hereof, there has been no labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize the Business Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Business Employees. No unfair labor practice, labor dispute or labor charge or complaint is pending or, to Seller’s knowledge, threatened with respect to any Business Employee.

(b) Except as set forth in Schedule 3.10(b), neither Seller nor any Subsidiary currently maintains, contributes to or has any liability under any Seller Benefit Plan in respect of any Business Employee. With respect to each of the Benefit Plans identified on Schedule 3.10(b), Seller has made available to Buyer true and complete copies of the most recent plan or summary or other written description describing all material terms thereof, if applicable.

(c) Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the IRS, and, to Seller’s knowledge, no fact exists indicating that any such determination letter should be revoked or not issued or reissued.

(d) Other than as set forth in Schedule 3.10(b), no Seller Benefit Plan that covers any Business Employee is, and none of Seller, any Subsidiary or any ERISA Affiliate sponsors or maintains or has previously sponsored, maintained, contributed to, incurred an obligation to contribute to, or is or was required to contribute to: (i) any “multiemployer plan” as defined in Section 3(37) or 4011(a)(3) of ERISA, (ii) multiple employer plan or to any plan described in Section 413 of the Code, or (iii) any pension plan subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code.

(e) Each Seller Benefit Plan, including a Seller Benefit Plan that covers any Business Employee outside of the United States or is otherwise not subject to ERISA or the Code has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such Seller Benefit Plans where each such Seller Benefit Plan was intended to have such tax status).

(f) Except as provided in Schedule 3.10(f), neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any retention or change of control payment becoming due to any Business Employee.

(g) With respect to the µWave Business, there is not presently pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, (ii) any application for certification of a collective bargaining agent, (iii) any controversies or disputes pending, or to Seller’s knowledge, threatened between Seller or any Subsidiary and any of the Business Employees, or (iv) any claims, litigation or disputes by a works council or other applicable Government Body, which controversies, claims, litigation or disputes, individually or in the aggregate, have had or would reasonably be expected to have a Seller Material Adverse Effect.

(h) Neither Seller nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act and similar state, local or foreign agency.

(i) The Business Employees are authorized and have appropriate documentation to work in the jurisdiction in which they are working. Schedule 3.10(i) that sets forth the immigration status for all U.S.-based Business Employees who are not U.S. citizens or permanent residents; and within ten (10) business days from the date hereof, Seller will provide Buyer with a list of any Business Employee based outside of the United States that require a company sponsored work visa in the jurisdiction in which they perform services.

(j) No Business Employee’s employment by the Seller or any Subsidiary requires any special license, permit or other authorization of a Governmental Body.

3.11	Contracts

(a) Schedule 3.11(a) contains a complete and accurate list of all Third Party Contracts primarily related to or primarily used in the operation of the µWave Business:

(i) that involves or could reasonably be expected to involve payments by or to Seller or a Subsidiary either of more than $100,000 per year or more than $250,000 in the aggregate over the full term thereof;

(ii) with any one of the top ten (10) largest direct customers or original equipment manufacturers of µWave Products, as measured by sales during the twelve (12) month period ending as of March 31, 2016, including purchase agreements, maintenance and service agreements and warranty agreements;

(iii) with any one of the top ten (10) largest suppliers of any raw material or components incorporated into µWave Products, as measured by cost during the twelve (12) month period ending as of March 31, 2016;

(iv) that contains any provision or covenant prohibiting or limiting the ability of Seller or a Subsidiary to (A) engage in any activity relating to or involving the µWave Business (including geographical restrictions, restrictions on the making of any sales to any Person in any manner, restrictions on the use or ability to enforce any Assigned Intellectual Property, or restrictions on hiring or soliciting any Person in any manner), (B) to compete in any line of business, directly or indirectly, with any Person as to the µWave Business;

(v) pursuant to which Seller or any of its Subsidiaries is bound to, or has committed to provide or license any product or service to any third party (including any reseller or distributor of products) on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party (excluding customization of products or services for or by a party in the ordinary course of business);

(vi) that provides for “most favored nation” terms, including such terms for pricing, or that include any right of first refusal, first notice, or first negotiation;

(vii) that creates or obligates Seller or a Subsidiary to participate in any joint venture or similar arrangement with respect to or affecting the µWave Business or the Purchased Assets;

(viii) that contains maintenance, warranty, support or similar obligations, other than as set forth on the standard terms and conditions of sale included in Schedule 3.15;

(ix) for any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative;

(x) (A) that provides for the disclosure, delivery, license, release, or escrow of source code and (B) providing for the development of any Assigned Intellectual Property, independently or jointly, by or for Seller or any of its Subsidiaries (other than Contracts entered into in the ordinary course of business with employees, consultants and independent contractors of Seller’s standard form agreement provided to Buyer);

(xi) that is a continuing Contract with a commitment for the future purchase by Seller or its Subsidiaries of materials, supplies, equipment or services in excess of $100,000 per year or more than $250,000 in the aggregate over the full term thereof;

(xii) that is an advertising agreement or arrangement, in any such case that involves or could reasonably be expected to involve payments by Seller or any of its Subsidiaries of more than $50,000 per year;

(xiii) that is with a Governmental Body;

(xiv) that includes (A) any sale, assignment, hypothecation, transfer, license, option, immunity, authorization, or other grant of rights under or with respect to, or covenant not to bring claims for infringement, misappropriation, or other violation of, any Intellectual Property or Information, or (B) any use limitation with respect to any Intellectual Property or Information (other than any non-disclosure agreements in Seller’s standard form, provided that a copy of such standard form has been made available to Buyer);

(xv) that obligates Seller or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party; and

(xvi) that constitutes any other agreement, commitment, arrangement or plan not made in the ordinary course of business (clauses (i) through (xiv) collectively, the “Material Contracts”).

(b) Each material Transferred Contract and each Material Contract is valid, binding and enforceable against Seller or the applicable Subsidiary and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Neither Seller nor any Subsidiary is in default under or in breach of or is otherwise delinquent in performance under any material Transferred Contract or Material Contract (and neither Seller nor any Subsidiary has received any notice alleging any such default, breach or delinquency). To Seller’s knowledge, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any material Transferred Contract or Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default, except for breaches, failures of performance or defaults that, individually or in the aggregate, could not reasonably be expected to be material to the µWave Business or the Purchased Assets. Seller or a Subsidiary has made available to Buyer true and complete copies of all material Transferred Contracts and Material Contracts.

3.12	Financial Statements

(a) (i) Schedule 3.12(a) sets forth a statement of revenues for the µWave Business for each of the fiscal years ended November 1, 2015 and November 2, 2014 and for the interim year-to-date period in 2016 up to March 31, 2016. The statement of revenues is derived from and has been prepared in accordance with the books and records of Seller and the Subsidiaries (which are accurate and complete in all material respects) on a consistent basis throughout the periods covered thereby consistent with GAAP (except for the omission of footnotes and normal year-end adjustments and any potential adjustments relating to the taxes and tax adjustments) and Seller’s standard accounting policies and procedures and (ii) presents fairly the revenues of the µWave Business for such periods.

(ii) Schedule 3.12(a) sets forth a true and correct statement of operations for each of the fiscal years ended November 1, 2015 and November 2, 2014 and for the interim year-to-date period in 2016 up to March 31, 2016 for the µWave Business and includes the costs of Seller and its Subsidiaries directly involved in and specifically identifiable to the revenue producing activity of the µWave Business, based on the allocation methodologies of Seller and are prepared from the financial books and records of Seller consistent with GAAP (except for the omission of footnotes and normal year-end adjustments and any potential adjustments relating to the taxes and tax adjustments) and Seller’s standard accounting policies and procedures.

(b) The revenue of the µWave Business reflected on Schedule 3.12(a) has been recognized in accordance with GAAP. The historical financial information relating to the µWave Business set forth on Schedule 3.12(a) was prepared in good faith by Seller’s management and is based upon reasonable assumptions. Seller is not aware of any fact or set of circumstances that would lead it to believe that such historical financial information is incorrect or misleading in any material respect.

(c) Except as set forth in Schedule 3.12(c), Seller has not received or booked any prepaid revenues for the µWave Business applicable to performance due after the Closing Date.

3.13	Intellectual Property

(a) Seller or one of its Subsidiaries owns exclusively all right, title and interest in and to the Assigned Intellectual Property, free and clear of (i) all Encumbrances other than Permitted Encumbrances and (ii) any obligations to make payments or any other liabilities other than the obligations to the OCS set forth in Schedule 3.21. Seller or one of its Subsidiaries owns or has a valid right to grant the licenses to the Licensed Intellectual Property that it is licensing to Buyer pursuant to the Intellectual Property Agreement. In each case in which Seller or any of its Subsidiaries has acquired ownership (or claimed or purported to acquire ownership) of any Assigned Intellectual Property from any Person, Seller or its applicable Subsidiary has obtained a written assignment that is sufficient to transfer ownership of all rights (other than those not assignable under Law) with respect to such Assigned Intellectual Property to Seller or such Subsidiary, and to waive all non-assignable rights, irrevocably. Seller and its Subsidiaries have not received any notice or claim challenging Seller’s or any of its Subsidiaries’ ownership of any Assigned Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, nor to Seller’s knowledge is there a reasonable basis for any claim that Seller or its Subsidiaries, as applicable, does not so own any of such Assigned Intellectual Property.

Schedule A of Appendix F to the Intellectual Property Agreement contains a complete and accurate list of all Trademarks that are primarily related to or primarily used in the µWave Business, including the distribution and sale of the µWave Products, which Trademarks will be assigned to Buyer or a Buyer Designee (the “Assigned Trademarks”). Schedule A of Appendix G and Schedule A of Appendix H to the Intellectual Property Agreement contains a complete and accurate list of all Patents that are primarily related to or primarily used in the µWave Business, including the distribution and sale of the µWave Products, which Patents will be assigned to Buyer or a Buyer Designee (the “Assigned Patents” and, together with the Assigned Trademarks, the “Assigned Registered IP”). There are no registered Copyrights or pending applications for registration of Copyrights that are primarily related to or primarily used in the µWave Business. Seller has in its possession and will provide to Buyer at Closing complete and accurate copies of all applications, material correspondence with Governmental Bodies or registration organizations, and other material documents related to each such item of Assigned Registered IP. Schedule A of Appendix F (for the Assigned Trademarks) and Schedule A of Appendix G (for the Assigned Patents) to the Intellectual Property Agreement contains a complete and accurate listing of the jurisdiction in which each item has been registered or filed, the applicable registration or serial number or similar identifier and applicable issuance, registration or grant date, and all actions, filings and payment obligations due to be made to any Governmental Body within one hundred and eighty (180) days following the date hereof with respect to each item of Assigned Registered IP. All of the Assigned Registered IP is subsisting, and, to the Knowledge of Sellers, valid and enforceable (other than pending applications thereof), and has not been abandoned or passed into the public domain. Seller and its Subsidiaries have not received any notice or claim challenging the validity or enforceability of any of the Assigned Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Assigned Registered IP is invalid or unenforceable, nor to Seller’s knowledge is there a reasonable basis for any claim that any of the Assigned Registered IP is not subsisting or is invalid or unenforceable. All Assigned Registered IP has been registered or obtained in accordance with all applicable legal requirements, and Seller has timely paid all filing, examination, issuance, post registration and maintenance fees and annuities associated with or required with respect thereto. None of the Assigned Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and no such action is or has been threatened. Seller has not taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Assigned Registered IP.

(b) Except as set forth in Schedule 3.13(b), in connection with the operation of the µWave Business,

(i) to Seller’s knowledge, none of Seller or any Subsidiary has infringed, misappropriated or otherwise violated or is infringing, misappropriating, or violating any Intellectual Property of any Third Party;

(ii) there is no suit, or proceeding pending against or, to Seller’s knowledge, threatened against, or a written or, to Seller’s knowledge, oral claim, nor is there any settlement agreement or stipulation in litigation affecting, the µWave Business, the µWave Products, or the µWave Intellectual Property: (x) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any of its Subsidiaries in any of the Assigned Intellectual Property or the Licensed Intellectual Property (collectively, the “µWave Intellectual Property”), (y) alleging that the use of the µWave Intellectual Property or any services provided, processes used, or products manufactured, used, imported, offered for sale or sold with respect to the µWave Business or µWave Products conflict with, misappropriate, infringe or otherwise violate any Intellectual Property rights of any Third Party, or (z) alleging that Seller or any of its Subsidiaries infringed, misappropriated, or otherwise violated any Intellectual Property of any Third Party in connection with the operation of the µWave Business, the µWave Products, or the µWave Intellectual Property; and

(iii) (A) there exist no restrictions on the disclosure, use, license or transfer of the µWave Intellectual Property (other than the restrictions imposed in the Intellectual Property Agreement or by applicable Law); and (B) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the µWave Intellectual Property.

(c) At the Closing, Seller or one of its Subsidiaries will assign to Buyer or a Buyer Designee the Assigned Intellectual Property and will license to Buyer the Licensed Intellectual Property, in each case in accordance with the Intellectual Property Agreement.

(d) None of the Assigned Intellectual Property has been adjudged invalid or unenforceable in whole or part and, to Seller’s knowledge, all Assigned Intellectual Property is subsisting, and to Seller’s knowledge, valid and enforceable. No Assigned Intellectual Property is subject to any outstanding order, judgment, injunction, decree, or stipulation against Seller or any of its Subsidiaries restricting the use, practice, sale, transfer, licensing or exploitation thereof by Seller or any of its Subsidiaries.

(e) Seller and its Subsidiaries have taken reasonable actions to maintain and protect the Assigned Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use other than certain foreign applications which Seller or a Subsidiary thereof, in its reasonable business judgment, has abandoned in the ordinary course of business.

(f) To Seller’s knowledge, no Person has engaged or is engaging in any activity that infringes, violates, or misappropriates any of the Assigned Intellectual Property. Neither Seller nor any of its Subsidiaries has instituted, asserted, or threatened any claim or action against any Third Party with respect to infringement, violation, or misappropriation of any Assigned Intellectual Property.

(g) Schedule 2.1(g) contains a complete and accurate list of all Transferred In-Licenses. Each such Transferred In-License is valid, binding and enforceable against Seller or the applicable Subsidiary and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect. Neither Seller nor any Subsidiary is in default under or in breach of or is otherwise delinquent in performance under any such Transferred In-License (and neither Seller nor any Subsidiary has received any notice alleging any such default, breach or delinquency).

(h) Seller and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all Trade Secrets and confidential information relating to the µWave Business and other information that at any time constituted a Trade Secret relating to the µWave Business (collectively, “µWave Trade Secrets”). All µWave Trade Secrets disclosed by Seller or any of its Subsidiaries to a Third Party are and were subject to the confidentiality undertakings set forth in an applicable written non-disclosure agreement. To Seller’s knowledge, there has been no misappropriation of any material µWave Trade Secrets. Seller and its Subsidiaries have not disclosed, nor is Seller or any of its Subsidiaries under any contractual or other obligation to disclose, to another Person any µWave Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to Seller’s knowledge, no Person has materially breached any such agreement or undertaking. Without limiting the generality of the foregoing, Seller has and enforces in a commercially reasonable manner a policy requiring each Business Employee and independent contractor, including those who have participated in or have made any contributions to the creation of any µWave Intellectual Property or have had access to any µWave Trade Secrets to enter into non-disclosure and invention assignment agreements substantially in Seller’s standard forms (which have previously been provided to Buyer) that (i) require the non-disclosure by such person of any of Seller’s or any of its Subsidiaries’ confidential information relating to the µWave Trade Secrets and all other confidential or proprietary information acquired by such Business Employee and independent contractor during such Person’s employment or engagement by, or Contract with, Seller or any of its Subsidiaries and (ii) irrevocably assigns all Intellectual Property and Information arising out of such Person’s employment or engagement by, or Contract with, Seller or any of its Subsidiaries. All amounts agreed by the Seller or any Subsidiary to be paid to any Person involved in the research, development, conception or reduction to practice of any Assigned Intellectual Property or µWave Product have been paid in full, except for amounts paid or payable to employees or independent contractors in connection with employment or services rendered or to be rendered in the ordinary course and not in the nature of a royalty.

(i) To Seller’s knowledge, no Business Employee or independent contractor of Seller or any of its Subsidiaries is obligated under any agreement or subject to any judgment, decree or order of any court or Governmental Body, or any other restriction that could reasonably be expected to materially interfere with such Business Employee or independent contractor carrying out his or her duties for Seller or such Subsidiary, as applicable, or that could reasonably be expected to materially conflict with the Assigned Intellectual Property, the Licensed Intellectual Property or the µWave Business.

(j) Except as set forth in Schedule 2.1(g), neither Seller nor any of its Subsidiaries has used Open Source Materials in any manner that would, with respect to any Assigned Intellectual Property, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for Seller or any of its Subsidiaries with respect to any Assigned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Assigned Intellectual Property, including the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure thereof, or (v) impose any other material limitation, restriction, or condition on the right of Seller or any of its Subsidiaries with respect to its use or distribution.

(k) Neither Seller nor any of its Subsidiaries, nor any other Person acting on their behalf has disclosed, delivered or licensed to any escrow agent or other Person, agreed to disclose, deliver or license to any escrow agent or other Person, or permitted the disclosure, delivery or licensing to any escrow agent or other Person of, any material source code for any Assigned Intellectual Property or µWave Product, except for disclosures to employees and contractors under binding written agreements that prohibit the disclosure thereof and prohibit the use thereof except in the performances of services to Seller or any Subsidiary thereof. None of Seller or any its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the material source code for any Assigned Intellectual Property or µWave Product to any escrow agent or other Person, including as a result of the consummation of this Agreement.

(l) Seller and its Subsidiaries are currently and have been a member or promoter of, or a contributor to, industry standards bodies that are primarily related to the µWave Business as set forth in Schedule 3.13(l), which could require or obligate the Seller or its Subsidiaries to grant or offer to any other Person a license or right to certain Assigned Intellectual Property in accordance with the licensing obligations of those industry standards bodies.

(m) To Seller’s knowledge, neither Seller nor any of its Subsidiaries has granted any manufacturing license (e.g., “have made” rights) under any of the Assigned Intellectual Property to any customer of the µWave Business.

3.14	µWave Product Liability and Recalls

(a) Each µWave Product produced or sold by Seller or a Subsidiary in connection with the µWave Business is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws. To Seller’s knowledge, there is no material design or manufacturing defect that has been established or is being investigated with respect to any such µWave Product.

(b) Except as set forth in Schedule 3.14(b), since January 1, 2015, there has been no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or Governmental Body pending or, to Seller’s knowledge, threatened against or involving (i) the µWave Business, (ii) relating to any µWave Product alleged to have been designed, manufactured, marketed, distributed, provided, or sold by the µWave Business, or (iii) alleging that any µWave Product has been defective or improperly designed or manufactured, nor, to Seller’s knowledge, has there been any pattern of product failure relating to any µWave Product designed, manufactured, marketed, distributed, provided, or sold by the µWave Business.

(c) Except as set forth in Schedule 3.14(c), since January 1, 2015, there has been no pending, or to Seller’s knowledge, threatened recall or investigation of any µWave Product and to Seller’s knowledge no condition or circumstance exists, that (with or without notice or lapse of time) would directly or indirectly be expected to give rise to or serve as the basis for any recall or investigation.

3.15	µWave Product Warranty

Schedule 3.15 includes copies of the standard terms and conditions of sale for the µWave Products (containing applicable guaranty, warranty and indemnity provisions and support obligations). Except as set forth in Schedule 3.15, the products manufactured by the µWave Business have been sold by the µWave Business in accordance with the standard terms and conditions of sale except for any such deviations which could not reasonably be expected to materially affect the µWave Business or the Purchased Assets. The Warranty Cap represents the historical aggregate product warranty obligation arising from pre-Closing sales of µWave Products that is consistent with the warranty reserve of the µWave Business reflected on the books and records of Seller for the six (6) months preceding the date of this Agreement

3.16	Inventory

The Inventory is, and as of the Closing Date will be, valued in accordance with GAAP of quality and quantity usable and saleable in the ordinary course of the µWave Business consistent with past practice, except in each case for excess, obsolete items and items of below-standard quality that have been reserved for or written down to estimated net realizable value in accordance with GAAP applied on a basis consistent with past practices.

3.17	Customers and Suppliers

Schedule 3.17 contains a list setting forth the ten (10) largest customers of the µWave Business, by dollar amount, over the twelve (12) months ended March 31, 2016 (and the amount of sales with respect to each such customer during such twelve month period), and the ten (10) largest suppliers of any raw material or component for the µWave Business, by dollar amount, over the twelve (12) months ended March 31, 2016. Except as set forth in Schedule 3.17, as of the date hereof, neither Seller nor any of its Subsidiaries has received any written notice that any such customer has ceased, or will cease to purchase or license the µWave Products, or has reduced, or will reduce, the purchase or license of µWave Products from Seller or any of its Subsidiaries and, to Seller’s knowledge, no such customers or suppliers plan to cease or reduce the purchase or license of µWave Products from Seller or any of its Subsidiaries. As of the date hereof, neither Seller nor any of its Subsidiaries has received written notice that any such supplier has taken action to, or will take action to (a) terminate or modify in a manner adverse to Seller its relationship with Seller, (b) reduce the amount of goods or services that it is willing to supply to Seller or any of its Subsidiaries or (c) materially increase the price of any good or services that it has previously supplied to Seller or any of its Subsidiaries. All purchase and sale orders and other commitments for purchases and sales made by Seller or any Subsidiary in connection with the µWave Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers or their representatives for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

3.18	Restrictions on the µWave Business

Except for this Agreement and the Collateral Agreements, there is no Contract or Law materially affecting (i) Seller’s or a Subsidiary’s conduct of the µWave Business as currently conducted, or, to Seller’s knowledge, (ii) Buyer’s ability to conduct the µWave Business after the Closing as currently conducted by Seller.

3.19	Taxes

(a) There are no Encumbrances for Taxes upon any of the Purchased Assets other than Permitted Encumbrances. No action, suit, audit, claim, proceeding or, to Seller’s knowledge, investigation has been instituted against Seller or any Subsidiary and no Governmental Body has asserted in writing any deficiency, claim for additional Taxes or adjustment to Taxes relating to Seller or any Subsidiary, in each case to the extent related to the µWave Business or the Purchased Assets. To Seller’s knowledge, there is no basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer and its Affiliates would become liable as a result of the transactions contemplated by this Agreement, or that would result in any Encumbrance on any of the Purchased Assets. Neither Seller nor any Subsidiary has executed any outstanding waiver of any applicable statute of limitations on or extension of the period for the assessment or collection of any Tax with respect to the µWave Business or the Purchased Assets. Seller and each Subsidiary has duly and timely filed all Returns that each was required to file; all such Returns were correct and complete in all material respects and prepared in accordance with applicable Law; all Taxes of Seller or its Subsidiaries owed or shown as due on any Return have been timely paid. Seller and its Subsidiaries (to the extent related to the µWave Business or the Purchased Assets) have reported, withheld and timely paid all Taxes required to have been reported, withheld and paid in connection with amounts paid or owing by them to any employee, independent contractor, creditor, stockholder or other Third Party except where the failure to make such payment, individually or in the aggregate, is not or could not reasonably be expected to materially adversely affect the µWave Business and the Purchased Assets, taken as a whole. Neither Seller nor any Subsidiary has received any claim in writing in the last two (2) years from a Governmental Body or social security administration in a jurisdiction where any Seller or Subsidiary (to the extent related to the µWave Business or the Purchased Assets) does not file Returns that such Seller or Subsidiary is or may be subject to Taxation by that jurisdiction.

(b) None of the Purchased Assets (a) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the U.S. Internal Revenue Code of 1954 and in effect immediately before the enactment of the Tax Reform Act of 1986, (b) constitutes “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code, (c) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code, (d) is subject to a 467 rental agreement as defined in Section 467 of the Code, or (e) is a “United States real property interest” within the meaning of Section 897 of the Code. Seller (and not any of Seller’s Affiliates) is the beneficial owner of the Assigned Intellectual Property and the Licensed Intellectual Property.

(c) Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental Body, or has been subject to any ruling guidance specific to any of Seller, that would be binding on Buyer or Buyer Designees for any taxable period (or portion thereof) ending after the Closing Date.

3.20	Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

3.21	OCS Compliance; Other Governmental Grants

(a) Each of Seller and its Subsidiaries has at all times complied and fulfilled in all material respects (i) with the provisions of the R&D Law; (ii) with any and all terms, requirements and undertakings pursuant to all Governmental Grants; and (iii) made all payments necessary or proper to the OCS in connection with the µWave Business, including without limitation any Assigned Intellectual Property and µWave Products.

(b) Seller has made available to Buyer true and accurate copies of all material: (i) all applications and related documents and correspondence submitted or received by Seller or its Subsidiaries to the OCS, including any claims, with respect to Governmental Grants related to the Assigned Intellectual Property or µWave Product; and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to Seller or its Subsidiaries by OCS with respect to Governmental Grants used in the creation or development of the Assigned Intellectual Property or µWave Products. In each such application submitted by or on behalf of Seller or any Subsidiary, Seller or such Subsidiary (as applicable) has accurately and completely disclosed to the OCS all information required in connection with such application.

(c) Schedule 3.21 sets forth, with respect to each Governmental Grant related to the Assigned Intellectual Property or µWave Products (the “Applicable Grants”): (i) the total amount of the benefits received by Seller or any Subsidiary under such Governmental Grants; (ii) a description of all obligations under such Governmental Grants; (iii) any royalty or other payment applicable to Governmental Grants and the total royalty or other payment paid or due in connection with any Assigned Intellectual Property or µWave Products; and (iv) the total amount of any payments made by Seller or any Subsidiary prior to the date of this Agreement with respect to the Governmental Grants. None of the Assigned Intellectual Property or µWave Product was created or developed using grants or any other subsidies of any Governmental Body or Governmental Grants other than the Applicable Grants and grants from the BIRD Foundation.

(d) To Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to, or serve as the basis for any claim, imposition of any limitation, imposition of a requirement to return, or refund any benefits in connection with any Governmental Grant, increase payments or cure any non-payments. No consent of any Governmental Body or other Person is required to be obtained for the consummation of the transactions contemplated by this Agreement, other than as set forth in Section 8.2 below.

3.22	No Other Representations or Warranties

Except for the representations and warranties contained in this Article 3, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller, or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or the µWave Business, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing. Notwithstanding the foregoing or anything to the contrary set forth herein, the foregoing shall not apply in the event of fraud or to any claims or rights of Buyer, any Buyer Designee, any Affiliate of Buyer or any other Person arising out of fraud.

4.	Representations and Warranties of Buyer

Except as set forth in Schedules attached hereto and delivered by Buyer to Seller prior to the execution of this Agreement, Buyer represents and warrants to Seller that:

4.1	Organization and Qualification

Each of Buyer and any Buyer Designee is a corporation, limited partnership, or other legal entity duly organized, validly existing and in good standing (in any jurisdiction in which such concept exists) under the Laws of the jurisdiction of its incorporation or organization and each of Buyer and any Buyer Designee has all requisite legal power and authority to carry on its business as currently conducted by it and to own or lease and operate its properties. Each of Buyer and any Buyer Designee is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

4.2	Authorization; Binding Effect

(a) Each of Buyer and any Buyer Designee has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party, as the case may be, and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer has been duly authorized by all requisite corporate action and, to the extent not completed on the date hereof by a Buyer Designee, will be duly authorized by all requisite corporate action.

(b) This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements to which Buyer or a Buyer Designee will be a party when duly executed and delivered by Buyer or such Buyer Designee will be, valid and legally binding obligations of Buyer or such Buyer Designee enforceable against Buyer or such Buyer Designee in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3	Non-Contravention; Consents

(a) Assuming that the consents specified in Section 4.3(b) below have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and any Buyer Designee and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Buyer’s or any Buyer Designee’s charter or by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer or any Buyer Designee is a party or by which it or its assets or properties are bound, or (iii) violate any applicable Law of any Governmental Body having jurisdiction over Buyer or any Buyer Designee or any of their respective properties, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and would not be reasonably expected to have a material adverse effect on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer or any Buyer Designee in connection with the execution, delivery and performance of this Agreement or the Collateral Agreements or for the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act and any applicable filings required under foreign antitrust Laws, and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

4.4	Brokers

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

4.5	No Inducement or Reliance; Independent Assessment; Projections

(a) With respect to the Purchased Assets, the µWave Business and any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate of Seller, or any agent, employee, attorney or other representative of Seller or by any other Person representing or purporting to represent Seller that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, any Affiliate of Seller, or any agent, employee, attorney, other representative of Seller or other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available in any data rooms or management presentations or in any other form in expectation of the transactions contemplated hereby.

(b) Buyer acknowledges that it has made its own assessment of the present condition and the future prospects of the µWave Business and is sufficiently experienced to make an informed judgment with respect thereto. Buyer further acknowledges that neither Seller nor any Affiliate of Seller has made any warranty, express or implied, as to the future prospects of the µWave Business or its profitability for Buyer, or with respect to any forecasts, projections or µWave Business plans prepared by or on behalf of Seller and delivered to Buyer in connection with the µWave Business and the negotiation and the execution of this Agreement.

(c) In connection with Buyer’s investigation of the µWave Business, Buyer and its Affiliates have received from Seller and its representatives certain projections, forecasts and business plan information. Buyer and its Affiliates acknowledge and agree that there are uncertainties inherent in attempting to make such projections, forecasts and plans, that Buyer and its Affiliates are familiar with such uncertainties, that there can be no assurances that the projections, forecasts and plans are accurate or that the projections, forecasts and plans will be realized, that Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to them, and that Buyer and its Affiliates shall have no claim against any of Seller, its Affiliates or their respective representatives with respect thereto.

(d) Notwithstanding the foregoing or anything to the contrary set forth herein, the foregoing in this Section 4.5 (i) shall not apply in the event of fraud or to any claims or rights of Buyer, any Buyer Designee, any Affiliate of Buyer or any other Person arising out of fraud; and (ii) does not impact or effect any of the representations and warranties contained in this Article 4 and the representations and warranties made by the applicable Affiliate of Buyer contained in the India Purchase Agreement.

4.6	Sufficiency of Funds

Buyer (a) has sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement or the Collateral Agreements; (b) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Collateral Agreements; and (c) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations hereunder and under the Collateral Agreements.

4.7	No Other Representations or Warranties

Except for the representations and warranties contained in this Article 4 and the representations and warranties made by the applicable Affiliate of Buyer contained in the India Purchase Agreement, none of Buyer, any Affiliate of Buyer or any other Person makes any representations or warranties, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer, any Affiliate of Buyer, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement or the transactions contemplated hereby and thereby, notwithstanding the delivery or disclosure to Seller or its representatives of any documentation or other information with respect to any one or more of the foregoing. Notwithstanding the foregoing or anything to the contrary set forth herein, the foregoing shall not apply in the event of fraud or to any claims or rights of Seller, any Subsidiary, any Affiliate of Seller or any other Person arising out of fraud.

5.	Certain Covenants

5.1	Access and Information

(a) From and after the date of this Agreement and until the Closing Date, Seller shall give, and cause its Subsidiaries to give, to Buyer and its Affiliates, and their respective officers, employees, accountants, counsel and other representatives, reasonable access during Seller’s or the applicable Subsidiary’s normal business hours to all of Seller’s and the applicable Subsidiary’s properties, books, Contracts, commitments, reports of examination and records relating to the µWave Business, the Transferred Employees, the Purchased Assets and the Assumed Liabilities (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third Party confidentiality obligation; provided, however, that in the event that access is limited or restricted pursuant to this parenthetical, Seller and its Subsidiaries shall use reasonable commercial efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual Third Party confidentiality obligation). Seller shall assist, and cause its Subsidiaries to assist, Buyer and its Affiliates, and their respective officers, employees, accountants, counsel and other representatives, in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to any of them for such purposes.

(b) From and after the Closing Date, Seller and Buyer and their respective Subsidiaries shall provide, and shall cause their respective Affiliates to provide, to each other and to their respective officers, employees, accountants, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third Party confidentiality obligation; provided, however, that in the event that access is limited or restricted pursuant to this parenthetical, Seller and Buyer and their respective Subsidiaries shall use reasonable commercial efforts to make alternative accommodations to afford access in a manner that does not jeopardize any attorney-client privilege or legal or contractual Third Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Transferred Contracts, Transferred In-Licenses, Transferred Out-Licenses, and Transferred Governmental Permits and any other information existing as of the Closing Date and relating to the µWave Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the µWave Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees and as otherwise may be necessary or desirable to enable the Party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Body, including assisting and cooperating with Buyer in the preparation of historical or pro forma financial statements related to the µWave Business for purposes of complying, or preparing to comply, with any rules or regulations of the Securities and Exchange Commission, including, but not limited to, any such required historical depreciation and amortization expenses with respect to the µWave Business; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one Party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The Party requesting such information or assistance shall reimburse the other Party for all reasonable and necessary out-of-pocket costs and expenses, if any, incurred by such Party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(c) Buyer agrees to preserve all Business Records, Transferred Contracts, Transferred In-Licenses, Transferred Out-Licenses, and Transferred Governmental Permits in accordance with its corporate policies related to preservation of records. Buyer further agrees that, to the extent Business Records, Transferred Contracts, Transferred In-Licenses, Transferred Out-Licenses, and Transferred Governmental Permits are placed in storage, they will be kept in such a manner as to make individual document retrieval possible in a reasonably expeditious manner.

5.2	Conduct of the µWave Business

From and after the date of this Agreement and until the Closing Date, except as otherwise contemplated by this Agreement or as set forth in the Schedules hereto or as Buyer shall otherwise consent to in writing, Seller and its Subsidiaries, with respect to the µWave Business:

(a) will carry on the µWave Business in the ordinary course consistent with past practice and consistent therewith use its reasonable commercial efforts to keep intact the µWave Business, keep available the services of the Business Employees and preserve the relationships of the µWave Business with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the µWave Business;

(b) in the ordinary course consistent with past practice, will maintain the Purchased Assets in good operating condition and repair or restore such assets as necessary for the operation of the µWave Business in the ordinary course of business;

(c) will not permit, other than as may be required by Law or a Governmental Body, all or any of the Purchased Assets (real or personal, tangible or intangible) to be transferred, sold, licensed, disposed of, or subjected to any Encumbrance other than Permitted Encumbrances, other than sales of Inventory in the ordinary course of business consistent with past practice;

(d) will not sell Inventory outside of the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels, and will maintain Inventory sufficient to meet expected customer requirements, consistent with past practice, including sufficient raw materials, capacity and work in process in light of anticipated demand and customary cycle times and sufficient finished goods Inventory for satisfaction of customer orders on hand at Closing;

(e) will not acquire any asset that will be a Purchased Asset except in the ordinary course of business consistent with past practice;

(f) will not fail to pay when due any material obligation related to the µWave Business;

(g) will not enter into, terminate or materially extend, amend, modify or waive any right with respect to any Lease or Transferred Contract except for purchase orders entered in the ordinary course of business consistent with past practice;

(h) will not sell, lease, license, abandon, permit to lapse, or otherwise transfer, or create or incur any Encumbrance other than Permitted Encumbrances on, any of the assets, securities, properties, or interests of the µWave Business (including the Assigned Intellectual Property), including not taking any action to abandon, disclose, misuse, or misappropriate the Assigned Intellectual Property in any manner (other than non-exclusive licenses (other than patent portfolio licenses or cross licenses) in the ordinary course of business consistent with past practice) or assert or threaten any claims with respect to the Assigned Intellectual Property;

(i) will not incur or assume any liabilities, obligations or indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice or that will constitute Excluded Liabilities;

(j) will not terminate or modify the terms and conditions of employment of any Business Employee, or modify the salaries, wage rates, other compensation of, or grant any severance or termination payment (other than as required by Law) to, any Business Employee, or adopt, grant extend or increase the rate or terms of any bonus, insurance pension or other employee benefit plan, payment or arrangement made to, for or with any Business Employees, except increases pursuant to any applicable Law;

(k) will not, unless required by Law, enter into any collective bargaining agreement or other similar agreement or arrangement with any labor union or management union or association, works council, employee representative or other labor organization or group of employees representing employees of Seller or a Subsidiary;

(l) terminate the employment of any Business Employee, except for cause or in connection with any such employee’s resignation, provided Seller provides notice to Buyer prior to any such termination, and Seller shall promptly provide written notice to Buyer of any such termination or resignation;

(m) re-assign any Business Employee to another business unit of Seller or any Subsidiary;

(n) hire any employee for the µWave Business;

(o) fail to comply in any material respect with all Laws applicable to the µWave Business or the Purchased Assets;

(p) will not do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect;

(q) will not relocate any Business Employees to locations other than the Premises and will not relocate any personnel other than Business Employees into the Premises under the Assumed Lease; and

(r) will not enter into any agreement or commitment with respect to any of the foregoing.

5.3	Tax Reporting and Allocation of Consideration

(a) Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all required Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller or a Subsidiary to any Business Employee in connection with the operation or conduct of the µWave Business for any Pre-Closing Tax Period and any Tax withholding, payment and reporting related to payments made by Seller or a Subsidiary to any Transferred Employee under a Seller Benefit Plan with respect to any Post-Closing Tax Period, and (ii) Buyer will be responsible for and will perform all required Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer or a Buyer Designee to any Transferred Employee with respect any Post-Closing Tax Period. After the Closing, Buyer and Seller agree to use the alternate procedure set forth in Rev. Proc. 2004-053 with respect to the Transferred Employees. For the avoidance of doubt, nothing in this paragraph is intended to modify or adjust the substantive liability of Buyer and Seller under this Agreement with respect to the Taxes described in this paragraph.

(b) Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller an allocation of the Purchase Price and Assumed Liabilities (to the extent properly taken into account for U.S. federal income tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Asset Level Allocation Statement”). The Asset Level Allocation Statement shall be consistent in all respects with the purchase price amounts indicated on the Bills of Sale and Assignment and Assumption Agreements and any Value Added Tax invoice prepared pursuant to Section 2.9(c). Seller and Buyer shall work in good faith to resolve any disputes relating to the Asset Level Allocation Statement. If Seller and Buyer are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Buyer and Seller, the costs of which shall be borne equally by Buyer and Seller. The Parties agree that they will not, and will not permit any of their respective Affiliates to, take a position (except as required pursuant to any order of a Governmental Body) on any Return or in any audit or examination before any Governmental Body that is in any way inconsistent with the final Asset Level Allocation Statement (the final Asset Level Allocation Statement being referred to herein as the “Allocation”). If the Purchase Price is adjusted pursuant to Section 9.2(d), the Allocation shall be adjusted in a manner consistent with the procedures set forth in this Section 5.3(b).

(c) Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a lien on the Purchased Assets or the µWave Business. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(d) Seller and any Subsidiary that is a U.S. entity shall deliver to Buyer at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying ’such entity’s non-foreign status.

(e) Broadcom Israel shall maintain the validity of the Exemption Certificate through the date of Closing.

5.4	Business Employees

(a) At least five (5) Business Days prior to the Closing, Seller shall update the information provided in Schedule 3.10(a) as of the day prior to the Closing Date (the “Updated Employee List”).

(b) As of the Closing Date, Buyer shall have made offers of employment to certain of the Business Employees listed on the Updated Employee List (including those absent due to vacation, holiday, illness, leave of absence or short-term disability, but excluding any Business Employee on long-term disability) (the “Offered Employees”). Buyer shall provide to Seller a list of the Offered Employees by no later than May 24, 2016. Seller and any applicable Subsidiary shall cooperate and assist in facilitating Buyer’s or a Buyer Designee’s offers to the Offered Employees and will not take any action, or cause any of the Subsidiaries to take any action, which would impede, hinder, interfere or otherwise compete with Buyer’s or a Buyer Designee’s effort to hire any Offered Employee. Without limiting the foregoing, each Party shall comply with all Laws applicable to such Party in connection with the transfer of the Offered Employees to Buyer or a Buyer Designee, including with respect to notice and other procedural requirements. The Parties will enter into appropriate documentation for relevant jurisdictions outside the United States where necessary or appropriate for the transfer of any Offered Employees. Each Offered Employee who accepts Buyer’s offer of employment, as of the effective date of their employment with Buyer or a Buyer Designee shall be referred to as a “Transferred Employee.” Employment with Buyer or a Buyer Designee of Transferred Employees shall be effective as of the Closing Effective Time, except that the employment of individuals receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with Buyer or a Buyer Designee or such other date as is prescribed by applicable Law.

(c) Buyer or the applicable Buyer Designee will comply with applicable Law regarding terms of employment of Transferred Employees. Where terms are not dictated by applicable Law, Buyer or a Buyer Designee shall provide, or shall cause to be provided, to Transferred Employees, at a minimum, the same base salaries or, as applicable, base wage rates, offered by Seller or the applicable Subsidiary immediately prior to the Closing Date as set forth on Schedule 3.10(a)(i). Buyer or a Buyer Designee shall use commercially reasonable efforts to provide, or cause to be provided, to Transferred Employees a target bonus opportunity, employee benefits and equity grants that, taken as a whole, are no less favorable than those benefits and equity grants provided to similarly situated employees of Buyer or the applicable Buyer Designee and shall structure offers to Business Employees in any foreign jurisdiction so as not to trigger termination or severance costs, if any, except where any such severance payments are mandated by applicable Law or, in the case of Business Employees in Israel, in the manner consistent with the provisions of Section 5.4(b). Buyer shall use commercially reasonable efforts to recognize each Transferred Employee’s service with Seller or a Subsidiary prior to the Closing, including service with predecessor employers that was recognized by Seller or a Subsidiary, for purposes of determining eligibility to participate in the applicable Buyer Benefit Plan, to the extent permitted by and pursuant to such plans, programs, policies and arrangements, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(d) Prior to the Closing, Seller or its applicable Subsidiary, as the case may be, shall have taken all actions and made (or arranged for the payment of all payments) required under any applicable Law or Contract in connection with the termination of the employment of all Transferred Employees (including without limitation, payment for the employment during the applicable notice period and payment of any severance payments and taking any action required in connection with the release of funds, including pursuant to the Section 14 Arrangement) with no further liabilities under any Seller Benefit Plan, which termination may be contingent upon and effective as of the Closing. The Seller shall have provided Buyer for its prior review, comment and confirmation copies of any and all communications with and documentation to be shared or entered into with the Transferred Employees relating to such termination. Buyer shall pay Seller the Layoff Reimbursement Amount within 30 days from the submission to Buyer of a detailed written statement containing the aggregate amount paid by Seller and its Subsidiaries to all Business Employees whose employment have been terminated, and the breakdown of respective amount paid by Seller or its applicable Subsidiary to each such Business Employee in connection with such termination and the calculation thereof. Notwithstanding the foregoing, (a) the obligation of Buyer to pay the Layoff Reimbursement Amount in connection with the redemption of accrued vacation days shall only apply to the accrued vacation days of the Transferred Employees, and Buyer shall have no liability with respect to the redemption of accrued vacation days of the Business Employees who are not Transferred Employees; provided, however, that Buyer may elect to assume Seller’s or its applicable Subsidiary’s obligations in connection with the accrued vacation days of some or all of the Transferred Employees in lieu of redemption thereof, subject to the receipt of the necessary consents of the relevant Transferred Employees and in such event, the Layoff Reimbursement Amount shall not include the monetary value of such assumed vacation days and (b) the Layoff Reimbursement Amount shall not include any bonus amount payable to any Business Employee who continues as an employee of Seller or any of its Subsidiaries or Seller’s parent company or any of its Subsidiaries following the Closing and who does not constitute a Transferred Employee.

(e) Buyer or the applicable Buyer Designee will comply with applicable Law regarding terms of employment of Transferred Employees.

(f) The Parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act or similar state or local law (the “WARN Act”) as a result of the transactions contemplated by this Agreement. Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any of its employees. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees terminated after the Closing Date. In addition, Seller shall, at its own expense, give all notices and other information required to be given by Seller to the Business Employees pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby and shall be solely responsible for providing continuation coverage under the COBRA.

(g) Nothing in this Agreement shall require Buyer or a Buyer Designee to employ any Business Employees, or to employ any Transferred Employee on anything other than an at-will basis, terminable at any time with or without cause, except where prohibited under the local Law. All employment offers under this Section 5.4 will (a) be contingent on Closing; (b) be subject to and in compliance with Buyer’s or Buyer Designee’s standard human resources policies and procedures, including requirements for proof evidencing a legal right to work in the offeree’s country of current employment; (c) have terms, including the position, salary and responsibilities of such Employee, which will be determined by Buyer in its sole discretion, except as set forth in Section 5.4(c); and (d) supersede any prior employment agreements, offer letters and other arrangements with such Business Employee in effect prior to the Closing Date.

(h) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Buyer or any Buyer Designee to terminate, any Transferred Employee for any reason, or (ii) require Buyer or any Buyer Designee to continue any employee benefit plan, program, policy and arrangement of Buyer or a Buyer Designee or prevent the amendment, modification or termination thereof after the Closing Effective Time.

5.5	Collateral Agreements

(a) On the Closing Date, Buyer or a Buyer Designee shall execute and deliver to Seller, and Seller or the applicable Subsidiary shall execute and deliver to Buyer or a Buyer Designee, the Collateral Agreements.

(b) Prior to the Closing Date, Seller and Buyer shall negotiate in good faith the schedules for the services, if any, to be attached to the Transition Services Agreement.

(c) Seller and Buyer shall share the costs of any work needed to separate the Premises from the remainder of the Premises pursuant to a plan approved by both Parties and provided that each Party will be solely responsible for any costs due to its specialized needs.

5.6	Leased Equipment

Promptly after the date hereof, Seller shall provide Buyer with the costs and other terms applicable to the Leased Equipment and Buyer shall decide (in its sole discretion) whether such Leased Equipment will (a) transfer to Buyer or a Buyer Designee as of the Closing Date by Buyer or a Buyer Designee assuming the leases for such equipment, (b) become the property of Buyer or a Buyer Designee as of the Closing Date by Buyer or a Buyer Designee paying for the costs of purchasing such equipment pursuant to the leases (the “Purchased Leased Equipment”), or (c) remain the property of Seller or a Subsidiary as of the Closing Date (the “Excluded Leased Equipment”).

5.7	Regulatory Compliance

(a) Subject to Section 5.7(b), upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable commercial efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any); (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Collateral Agreements.

(b) Seller and Buyer shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the HSR Act and any other similar applicable Law or by any other U.S., non-U.S. or multinational Governmental Body, including in response to any request by any Governmental Body in contemplation of a review of the transactions contemplated hereby, and the Parties shall respectively use all reasonable commercial efforts to cause the receipt of approval of, or prompt termination or expiration of the applicable waiting period under such Laws. Seller and Buyer agree that their respective initial filings under the HSR Act and in respect of any foreign antitrust approval shall be made as soon as reasonably practicable following the date of this Agreement, but in any event not later than fifteen (15) calendar days following the date hereof. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Body under applicable Law, including any filings necessary under the provisions of the HSR Act. Each Party shall provide the other Party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its representatives, on the one hand, and the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any state, foreign or multinational Governmental Body or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Each Party agrees to inform promptly the other Party of any communication made by or on behalf of such Party to, or received by or on behalf of such Party from, the FTC, the Antitrust Division or any other state, foreign or multinational Governmental Body regarding any of the transactions contemplated hereby.

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) neither Buyer nor Seller (or any Affiliates of Buyer or Seller) shall be required to enter into any agreement that requires Buyer or Seller to dispose of any portion of its businesses, operations, assets or product lines other than the disposition that is contemplated in this Agreement; and (ii) it is expressly understood and agreed that neither Buyer nor Seller (or any Affiliates of Buyer or Seller) shall have any obligation to litigate any judicial or administrative action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and neither Buyer nor any Affiliate of Buyer shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Buyer or any of its Affiliates, the µWave Business or the Purchased Assets, or the imposition of any limitation on the ability of any of Buyer and its Affiliates to conduct their businesses (including the µWave Business) or to own or exercise control of such assets, properties and stock (including the Purchased Assets).

5.8	Contacts with Suppliers and Customers; Inventory

(a) In contemplation of the Closing, Seller shall permit Buyer to discuss and meet, and shall reasonably cooperate in such discussions and meetings, with any customer or supplier of the µWave Business that Buyer so requests. A representative of Seller or a Subsidiary shall have the right, but not the obligation, to accompany Buyer’s representative to such meetings and shall participate with Buyer’s representative in any such discussions. In addition, Seller and Buyer will prepare a communications plan for business partners of the µWave Business, and agree on a plan to contact any suppliers to, or customers of, the µWave Business in connection with or pertaining to any subject matter of this Agreement or the Collateral Agreements and to facilitate the transition of the µWave Business, including the preparation of letters to all customers, suppliers, distributors and other business partners of the µWave Business to notify them of the Closing and provide information regarding the transition of the µWave Business to Buyer. Seller will be responsible for contacting parties to any Transferred Contracts for which consent is required in connection with their assignment pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not affect Seller’s continuing right to contact customers and suppliers in connection with the operation or conduct of the µWave Business nor Buyer’s continuing right to contact customers and suppliers in connection with the operation or conduct of its business.

(b) At least three (3) Business Days prior to the Closing, Seller shall deliver an itemized list, broken out by location, of all Inventory to be transferred and conveyed to Buyer or a Buyer Designee hereunder.

5.9	OCS Consent

Any and all applications to the OCS for or related to the OCS Consent (as such term is defined below) shall be subject to prior review and approval by both Parties. Each Party shall provide the other Party with drafts of all of correspondence to the OCS and forward the responses and communications received from the OCS in connection with such applications for the OCS Consent and permit the other Party and its outside counsel to participate in all material communications with the OCS (including all meetings and telephone conferences) relating to such applications. Neither Party shall communicate with the OCS in connection with the transactions contemplated hereunder, including the OCS Consent, without obtaining the other Party’s prior written consent, not to be unreasonably withheld. The application to the OCS for its written consent to the consummation of the transactions contemplated under this Agreement as required pursuant to the R&D Law (the “OCS Consent”) shall contain a request for the OCS to provide a redemption fee amount required by the OCS to release the Intellectual Property related to the µWave Products or the µWave Business from all restrictions under the R&D Law.

5.10	Non-Solicitation or Hiring of Transferred Employees

None of Seller, any of its representatives or any of its Affiliates will at any time prior to the date that is twenty-four (24) months after the Closing Date, directly or indirectly, solicit the employment of, hire or employ any Transferred Employee without Buyer’s prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to Transferred Employees. This restriction set forth in this Section 5.10 shall not apply to any Transferred Employee whose employment was involuntarily terminated other than for cause by Buyer, a Buyer Designee, or their respective successors or assigns, after the Closing.

5.11	No Negotiation or Solicitation

Prior to the Closing Date, neither Seller nor any its Affiliates will (and Seller will cause each of its employees, officers, representatives and agents or advisors not to and shall cause its Affiliates to cause employees, officers, representatives and agents or advisors not to) directly or indirectly (a) solicit, initiate, entertain, encourage or accept the submission of any proposal, offer or any discussions relating to or that might reasonably be expected to lead to or result in any proposal or offer from any Person relating to the direct or indirect acquisition of the µWave Business or any portion of the Purchased Assets (other than purchases of µWave Products or services from the µWave Business in the ordinary course of business consistent with past practice), or (b) participate in any discussions or negotiations regarding the µWave Business, furnish any information with respect thereto, or assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing promptly (and in any event within two (2) Business Days) after receipt of any such offer or proposal, including the identity of the Person making such proposal, offer, inquiry or contact and all material terms thereof.

5.12	Non-Competition

(a) Seller agrees that, as part of the consideration for the payment of the Purchase Price, for a period of thirty-six (36) months immediately following the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, engage, operate, perform or participate in (whether as a principal, stockholder, owner, joint venturer, reseller, or otherwise) in any business that designs, engineers, develops, manufactures, markets, sells, installs and/or distributes products in competition with the µWave Business, except that Seller may purchase or otherwise acquire by merger, purchase of assets, stock (including investing as a minority shareholder), controlling interest or otherwise any Person or business or engage in any similar merger and acquisition activity with any Person the primary business of which is not in competition with the µWave Business. For the purposes of this Section 5.12(a), ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of fifteen percent (15%) of any class of such securities shall not be considered to be competition with the µWave Business, and a Person shall not be considered to be in the “primary business” of competing with the µWave Business if such Person derives less than thirty percent (30%) of its revenues from products that compete with the µWave Business. For the avoidance of doubt, the Parties agree that the agreements and limitations set forth in this Section 5.12 shall not apply to any entity that acquires all or part of Seller or any of its Affiliates in any transaction.

(b) Seller acknowledges that the restrictions set forth in Section 5.12(a) constitute a material inducement to Buyer’s entering into and performing this Agreement. Seller further acknowledges, stipulates and agrees that a breach of such obligation could result in irreparable harm and continuing damage to Buyer for which there may be no adequate remedy at Law and further agrees that in the event of any breach of said obligation, Buyer may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

(c) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.12, but this Section 5.12 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.12 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

5.13	Post Closing Remittances

If on or after the Closing Date, either Party receives a payment from a Third Party (including a customer of the µWave Business) that, pursuant to the terms hereof, should have been paid to the other Party, the Party who receives the payment agrees to hold in trust and remit such payment to the Party entitled thereto within five (5) Business Days of such receipt.

5.14	Prorations and Adjustments

(a) Except as otherwise expressly provided herein, all ordinary course expenses for (i) rents and other charges or amounts payable included in the Purchased Assets and transferred to Buyer hereunder and (ii) gas, electricity, water, sewer, rent and telephone charges at the Leased Premises, in each case, for the period prior to the Closing Date, will be for the account of Seller and for the period on and after the Closing Date shall be for the account of Buyer. If any Party actually makes any payments that are, in whole or in part, designated as payments for the period allocated to the other Party under this Section 5.14, such other Party shall promptly reimburse such amounts to the Party so making such payments.

(b) For purposes of calculating prorations, Buyer shall be deemed to own the Purchased Assets, and, therefore be responsible for the expense thereof, as of 12:01 a.m. local time on the day after the Closing Date. All prorations shall be made on the basis of the actual number of days of the month that shall have elapsed as of the Closing Date and based upon a 365-day year. The amount of the prorations shall be subject to adjustment after the Closing, as and when complete and accurate information becomes available, and the Parties agree to cooperate and use their good faith efforts to make such adjustments.

6.	Confidential Nature of Information

6.1	Confidentiality Agreement

Buyer agrees that the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall be of no further force and effect with respect to information of Seller or its Affiliates that is part of the Purchased Assets.

6.2	Seller’s Proprietary Information

(a) Except as provided in Section 6.2(b) or as otherwise provided by the Intellectual Property Agreement, from and after the Closing and for a period of three (3) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller’s and its Affiliates’ Information that is received from, or made available by, Seller in the course of the transactions contemplated hereby, and marked or identified at the time of disclosure as the proprietary or confidential information of Seller (“Seller Proprietary Information”), excluding any such information that is transferred to Buyer as part of the Purchased Assets.

(b) Notwithstanding the foregoing, Seller Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Seller Proprietary Information that:

(i) at the time of disclosure was already known to Buyer other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession;

(ii) is or becomes publicly known through no negligence or other wrongful act of Buyer;

(iii) is received by Buyer from a Third Party without similar restriction and without breach of any agreement;

(iv) to the extent it is independently developed by Buyer; or

(v) is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

(c) If Buyer (or any of its Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes) to disclose any Seller Proprietary Information to a Third Party, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller, at Seller’s cost and expense, in any Seller efforts to seek an appropriate protective order or other appropriate remedy to prevent or limit to disclosure of such Seller Proprietary Information. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) to disclose Seller Proprietary Information, Buyer (or its Affiliate) may disclose only so much of Seller Proprietary Information to the Third Party compelling disclosure as is so required.

6.3	Buyer’s Proprietary Information

(a) Except as provided in Section 6.3(b), from and after the Closing Date and for a period of three (3) years thereafter, Seller agrees that it will keep confidential all of (i) Buyer’s and its Affiliates’ Information that is received from, or made available by, Buyer in the course of the transactions contemplated hereby and marked or identified at the time of disclosure as the proprietary or confidential information of Buyer, and (ii) all Information that is part of the Purchased Assets (collectively, “Buyer Proprietary Information”), including, for purposes of this Section 6.3, information about the µWave Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements, other technical and business information and information regarding Business Employees. Notwithstanding the foregoing, or anything herein to the contrary, subject to Section 6.3(b) to the extent any Purchased Assets constitutes a Trade Secret as of the date, Seller shall maintain such Purchased Assets as Trade Secrets indefinitely (but subject to, for the avoidance of doubt, the exceptions set forth in Section 6.3(b)).

(b) Notwithstanding the foregoing, Buyer Proprietary Information regarding the µWave Business shall not be deemed confidential and Seller shall have no obligation with respect to any such Buyer Proprietary Information that:

(i) is or becomes publicly known through no negligence or other wrongful act of Seller;

(ii) is received by Seller after the Closing Date from a Third Party without similar restriction and without breach of any agreement; or

(iii) is, subject to Section 6.3(c), required to be disclosed under applicable Law or judicial process.

(c) If Seller (or any of its Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes) to disclose any Buyer Proprietary Information regarding the µWave Business to a Third Party, Seller will promptly notify Buyer of such request or requirement and will cooperate with Buyer, at Buyer’s cost and expense, in any Buyer efforts to seek an appropriate protective order or other appropriate remedy to prevent or limit the disclosure of such Buyer Proprietary Information. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is required by applicable Law (for example, by oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes) to disclose the Buyer Proprietary Information, Seller (or its Affiliate) may disclose only so much of the Buyer Proprietary Information to the Third Party compelling disclosure as is so required.

6.4	Confidential Nature of Agreements

Except to the extent that disclosure thereof is required under accounting, stock exchange or federal securities or labor relations Laws regarding disclosure obligations or pursuant to legal process (such as oral or written interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar legal processes), both Parties agree that the terms and conditions of this Agreement, the Collateral Agreements and all Schedules, attachments and amendments hereto and thereto shall be considered confidential or proprietary information protected under this Article 6. Notwithstanding anything in this Article 6 to the contrary, in the event that any such Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6; provided, however, that for the avoidance of doubt, the Parties agree that any such Information that is a Purchased Assets will become Buyer Proprietary Information hereunder.

7.	Closing

At the Closing, the following transactions shall take place:

7.1	Deliveries by Seller or the Subsidiaries

On the Closing Date, Seller shall, or shall cause a Subsidiary to, execute and deliver to Buyer or a Buyer Designee the following:

(a) the Collateral Agreements;

(b) a certificate of an appropriate officer of Seller, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.2(a) and (b), and an incumbency certificate of an Assistant Secretary of Seller, dated the Closing Date, in customary form;

(c) the FIRPTA certificate(s) to be provided pursuant to Section 5.3(d);

(d) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer or a Buyer Designee may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer or a Buyer Designee or to put Buyer or a Buyer Designee in actual possession or control of the Purchased Assets; provided that all information (including documents) capable of electronic transmission will be transmitted to Buyer or the applicable Buyer Designee in such manner, in which case such information shall not be transferred in any tangible form, and any inadvertent transfer of a tangible manifestation of such information shall promptly be returned to Seller or the applicable Subsidiary upon discovery of Buyer’s or such Buyer Designee’s receipt thereof;

(e) a valid Exemption Certificate as of the date of Closing (which closing deliverable shall be deemed satisfied to the extent that such valid Exemption Certificate is publicly available to Buyer and its counsel on the Closing Date); and

(f) all agreements, instruments and other documents, in form and substance reasonably satisfactory to Buyer that are necessary or appropriate to evidence the release of the Debt Liens, including a termination of security interest with respect to the Assigned Patents and Assigned Trademarks for filing with the United States Patent and Trademark Office and copies of all UCC-3 financing statements with respect to the release of such Debt Liens with respect to the Purchased Assets that have been filed or will be filed with the applicable Governmental Body at or prior to Closing.

7.2	Deliveries by Buyer or a Buyer Designee

On the Closing Date, Buyer shall, or shall cause a Buyer Designee to, execute and deliver to Seller or a Subsidiary the following:

(a) the Purchase Price;

(b) the Collateral Agreements;

(c) a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying the fulfillment of the conditions set forth in Sections 8.3(a) and (b), and an incumbency certificate of an Assistant Secretary of Buyer, dated the Closing Date, in customary form; and

(d) all such other documents and instruments as Seller or a Subsidiary may reasonably request or as may be otherwise necessary or appropriate to evidence and effect the assumption by Buyer or a Buyer Designee of the Assumed Liabilities.

7.3	Closing Date

The Closing shall take place at the offices of Seller, 1320 Ridder Park Drive, San Jose, California, at 10:00 a.m. local time within three (3) Business Days following the date on which the last of the conditions specified in Article 8 to be satisfied or waived has been satisfied or waived (other than conditions which can only be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the “Closing Date”).

7.4	Closing Effective Time and Contemporaneous Effectiveness

The Closing shall be deemed to take place and be effective as of 12:01 a.m. Pacific time on the Closing Date (the “Closing Effective Time”). All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8.	Conditions Precedent to Closing

8.1	General Conditions

The respective obligations of Buyer and Seller to consummate the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a) Legal Proceedings. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any applicable Law which is in effect and which prohibits consummation of the transactions contemplated by this Agreement or the Collateral Agreements and there shall be no pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement or any of the Collateral Agreements which seeks to prohibit or restrict the transactions contemplated by this Agreement.

(b) Antitrust Laws. Any applicable waiting period or approvals of a Governmental Body under the HSR Act or applicable foreign antitrust Laws, respectively, relating to the transactions contemplated by this Agreement or the Collateral Agreements shall have expired or been terminated or obtained.

(c) OCS Consent. The written consent of the OCS to the consummation of the transactions contemplated under this Agreement as required pursuant to the R&D Law shall have been obtained.

8.2	Conditions Precedent to Buyer’s Obligations

The obligations of Buyer to consummate the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

(a) Representations and Warranties of Seller True and Correct at Closing. The representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant to the provisions of this Agreement that are qualified by the words “material,” “Seller Material Adverse Effect” and similar phrases shall be true and correct in all respects at and as of date of this Agreement and at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of the specified date, and the representations and warranties of Seller contained in this Agreement or in any Schedule, certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects at and as of date of this Agreement and at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date.

(b) Performance by Seller. Seller and/or the applicable Subsidiary shall have delivered all of the documents required under Section 7.1 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

(c) Seller Material Adverse Effect. There shall not have occurred a Seller Material Adverse Effect from the date hereof to the Closing Date.

8.3	Conditions Precedent to Seller’s Obligations

The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

(a) Representations and Warranties of Buyer True and Correct at Closing. The representations and warranties of Buyer contained in this Agreement or in any certificate delivered pursuant to the provisions of this Agreement that are qualified by the words “material,” “material adverse effect” and similar phrases shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of the specified date, and the representations and warranties of Buyer contained in this Agreement or in any Schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby that are not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date.

(b) Performance by Buyer. Buyer and/or the applicable Buyer Designee shall have delivered all of the documents required under Section 7.2 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

9.	Indemnification

9.1	Survival of Representations and Warranties and Related Indemnification Obligations

The representations and warranties of Buyer and Seller contained in this Agreement, and their respective rights to indemnification hereunder for any breaches of or inaccuracies in such representations and warranties, shall survive the Closing until the close of business on the date that is twelve (12) months after the Closing Date except that the representations and warranties set forth in Section 3.3(a) and (b), 3.5(a), the first sentence of 3.13(a) and 4.2(a) (collectively, the “Fundamental Representations”) shall survive the Closing until the close of business on the date that is thirty-six (36) months after the Closing Date (as applicable, the “Expiration Date”). Except in the event of fraud, neither Seller nor Buyer shall have any liability hereunder with respect to any such representations or warranties, and neither Buyer nor Seller may bring any indemnification claims arising out of any breaches of or inaccuracies in such representations and warranties after the Expiration Date; provided, however, that, notwithstanding anything herein to the contrary, the obligations of Buyer or Seller to indemnify and hold harmless any Indemnified Party shall not terminate with respect to any claim or right to indemnification as to which such Indemnified Party shall have made in good faith and with reasonable specificity before the Expiration Date in accordance with this Article 9, in which case such claim or right to indemnification shall survive indefinitely until such claim has been finally resolved.

9.2	General Agreement to Indemnify

(a) Each of Seller and Buyer shall indemnify, defend and hold harmless the other Party hereto, and Affiliates thereof, and any director, officer, employee or agent of such other Party or Affiliates thereof (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) paid, sustained, incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from: (i) subject to Section 9.1, any breach of, or any failure of, any representation or warranty of such Party contained in this Agreement to have been true when made or to be true at and as of the Closing Date; or (ii) to the extent not expressly waived by the other Party in writing, the breach by such Party of any covenant or agreement of such Party contained in this Agreement.

(b) Seller further agrees to indemnify and hold harmless Buyer and Affiliates thereof, and any director, officer, employee or agent of Buyer or Affiliates thereof (each a “Buyer Indemnified Party”) from and against any Losses paid, sustained, incurred or suffered by any Buyer Indemnified Party arising out of, resulting from, or relating to: (i) the Excluded Liabilities; (ii) Buyer’s waiver of, or noncompliance with, any applicable Bulk Sales Laws; and (iii) any claim, demand or liability for Taxes relating to, pertaining to, or arising out of the µWave Business or the Purchased Assets for any Pre-Closing Tax Period, including any withholding Taxes that are required by applicable Law to be withheld by Buyer in respect of the purchase of the Purchased Assets (with the understanding that if any Loss arising from clause (i) is primarily attributable to an action or inaction of Buyer or any of its Affiliates for which Buyer is required to provide indemnification under Section 9.2(a) or (c), then Buyer shall not be entitled to indemnification from Seller under clause (i) with respect to such Loss).

(c) Buyer further agrees to indemnify and hold harmless Seller and Affiliates thereof, and any director, officer, employee or agent of Seller or Affiliates thereof (each a “Seller Indemnified Party”) from and against any Losses paid, sustained, incurred or suffered by any Seller Indemnified Party arising out of, resulting from, or relating to: (i) any failure of Buyer to discharge any of the Assumed Liabilities; and (ii) any claim, demand or liability for Taxes relating to, pertaining to, or arising out of the µWave Business or the Purchased Assets for any Post-Closing Tax Period(with the understanding that if any Loss arising from clause (i) is primarily attributable to an action or inaction of Seller or any of its Affiliates for which Seller is required to provide indemnification under Section 9.2(a) or (b), then Seller shall not be entitled to indemnification from Buyer under clause (i) with respect to such Loss).

(d) Amounts payable in respect of the Parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Returns to the extent permitted by law. Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third Party Claim (as defined below), both Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

(e) The amount of the Indemnifying Party’s liability under this Agreement shall be net of any applicable insurance proceeds (net of the costs of recovery thereof and any premium increases resulting therefrom) actually received by the Indemnified Party that actually reduce the overall impact of the Losses upon the Indemnified Party (it being understood, however, that the Indemnified Party shall have no obligation to seek or procure any such insurance proceeds, whether pursuant to the terms of this Agreement or applicable Law).

(f) The Indemnifying Party’s liability for all claims made under Section 9.2(a)(i) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred by the Buyer Indemnified Parties (if the Indemnifying Party is Seller) or the Seller Indemnified Parties (if the Indemnifying Party is Buyer), as applicable, shall exceed $750,000 (the “Threshold Amount”) and (ii) the Indemnifying Party’s aggregate liability for all such claims shall not exceed ten percent (10%) of the Purchase Price (the “Cap Amount”); provided, that, the foregoing limitations in this clause (f) shall not apply to any breach of any Fundamental Representation, in which case the Indemnifying Party’s aggregate liability for all such claims arising from breaches of Fundamental Representations shall not exceed the Purchase Price.

(g) The Indemnified Party may not make a claim for indemnification under Section 9.2(a)(i) after the Expiration Date; provided, however, that, notwithstanding anything herein to the contrary, so long as such Indemnified Party shall have made an indemnification claim in good faith and with reasonable specificity before the Expiration Date in accordance with this Article 9, then such claim or right to indemnification shall survive indefinitely until such claim has been finally resolved.

(h) The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the Parties to this Agreement for breach of any of the terms, conditions, covenants, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a Party from bringing any action for (i) specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement (including, but not limited to, under Sections 5.10 and 5.12) or any Collateral Agreement or (ii) fraud or intentional misrepresentation.

(i) Notwithstanding anything contained in this Agreement to the contrary (but subject to the proviso of this Section 9.2(h)), no Party shall be liable to the other Party or any other Indemnified Party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of an indemnification claim made under this Agreement, unless any such any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) is payable to a third-party by a final, non-appealable order of a court of competent jurisdiction in connection with a Third-Party Claim.

(j) Both Parties shall use commercially reasonable efforts to mitigate their damages for which they may seek indemnification hereunder; provided, however, that neither the foregoing nor anything else in this Agreement will be construed to (i) expand or extend a Party’s common law obligation to mitigate damages to the extent required by common law or (ii) require an Indemnified Party to seek or procure any insurance proceeds, whether pursuant to the terms of this Agreement or applicable Law, as set forth in further detail in Section 9.2(e) above.

(k) The rights to indemnification under this Section 9.2 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification.

9.3	Third Party Claims

(a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the Party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party (a “Third Party Claim”), in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party of the commencement of or assertion of such Third Party Claim, to assume the defense and control the settlement of any such Third Party Claim if and only if (i) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for any and all damages, losses and liabilities arising out of such Third Party Claim and (ii) such Third Party Claim involves (and continues to involve) claims solely for money damages and/or involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where, in the reasonable good faith opinion of Buyer, the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages. In the event that the Indemnifying Party exercises its right to control the defense of any Third Party Claim as provided above, then the other Party shall reasonably cooperate in such defense and make available all witnesses, pertinent records, materials and information in such Party’s possession and control relating thereto as is reasonably required to by the Indemnifying Party conducting the defense.

(b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement.

(c) If the Indemnifying Party has assumed the defense of any Third Party Claim as provided in this Agreement, the Indemnifying Party shall not settle, consent to a settlement of, or consent to the entry of any judgment arising from, such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (i) such settlement or judgment relates solely to monetary damages for which the Indemnified Party has acknowledged and accepted full responsibility to indemnify the Indemnified Party, and (ii) the terms of the settlement include a full and unconditional release of the Indemnified Party and all of its Affiliates in respect of the subject matter of such Third Party Claim and all related claims and damages arising therefrom. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a full and unconditional release by such Third Party of the Indemnified Party.

9.4	Indemnification Claim Procedures Generally

In the event an Indemnified Party shall claim a right to indemnification pursuant to this Agreement, such Indemnified Party shall send written notice of such indemnification claim to the Indemnifying Party; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure). Such notice shall specify the basis for such claim, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall be incurred. Such notice shall be given as promptly as is reasonably practicable after the Indemnified Party becomes aware of the basis for each such a claim. The Indemnifying Party shall, within thirty (30) days after receipt of such notice of an indemnified Loss, and subject to the limitations set forth in Section 9.2, (i) pay or cause to be paid to the Indemnified Party the amount of such Loss specified in such notice which the Indemnifying Party does not contest, or (ii) notify the Indemnified Party if it wishes to contest the existence or amount of part or all of such a Loss by stating with particularity the basis upon which it contests the existence or amount thereof.

10.	Miscellaneous Provisions

10.1	Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, or (ii) sent by Federal Express or other express carrier, fee prepaid, ) delivered personally, addressed as follows or to such other address or addresses of which the respective Party shall have notified the other.

If to Seller, to:	Broadcom Corporation
Attn: Chief Financial Officer
1320 Ridder Park Drive
San Jose, California 95131
United States of America

With a copy to:	Broadcom Corporation
Attn: Senior Director, Corporate Counsel
1110 American Parkway NE
Allentown, Pennsylvania 18064
United States of America

If to Buyer, to:	MaxLinear, Inc.
Attn: Chief Financial Officer
5966 La Place Court, Suite 100
Carlsbad, CA 92008
United States of America

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Attn: Robert Kornegay, Esq.
12235 El Camino Real, Suite 200
San Diego, CA 92130
United States of America

10.2	Expenses

Except as otherwise provided herein, each Party to this Agreement will bear all of the fees, costs and expenses incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

10.3	Entire Agreement; Modification

The agreement of the Parties, which consists of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, including the Confidentiality Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby, and in accordance with Section 11.3.

10.4	Assignment; Binding Effect; Severability

This Agreement may not be assigned by any Party hereto without the other Party’s written consent; provided, that (i) Buyer may transfer or assign in whole or in part to one or more Buyer Designee its right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder, (ii) following the Closing, Buyer may assign this Agreement and its rights and obligations hereunder to any Affiliate of Buyer (so long as Buyer remains liable for all obligations of Buyer arising hereunder), (iii) following the Closing, Seller may assign this Agreement and its rights and obligations hereunder to any Affiliate of Seller (so long as Seller remains liable for all obligations of Seller arising hereunder) and (iv) following the Closing, either party may assign this Agreement and its rights and obligations hereunder to any successor-in-interest to such party or such party’s business (including for the Buyer, after the Closing, the µWave Business) by way of merger, acquisition, consolidation or similar transaction. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each Party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either Party, in which event the Parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the offending provision.

10.5	Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

10.6	Consent to Jurisdiction

Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if any the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.7	Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR ITS AFFILIATES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9	Public Announcement

Prior to the signing of this Agreement, Seller and Buyer have prepared a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by Law, in which case the other Party shall be advised and the Parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or federal securities Law disclosure obligations.

10.10	No Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person (other than the Parties and their respective successors or assigns or any Indemnified Parties, Buyer Indemnified Parties and/or Seller Indemnified Parties, to the extent provided for in Article IX) any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the Parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement to employment or continued employment or any right or entitlement under any Seller Benefit Plan, except as expressly provided in such Benefit Plan. No Third Party shall have any rights under Section 502, 503 or 504 of ERISA, any comparable applicable Law of any other jurisdiction, or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at Law or equity for any matter governed by or subject to the provisions of this Agreement.

11.	Termination; Amendment and Waiver

11.1	Termination

This Agreement may be terminated at any time prior to the Closing Date by:

(a) Mutual Consent. The mutual written consent of Buyer and Seller;

(b) Failure of Buyer Condition. Buyer upon written notice to Seller if any of the conditions to the Closing set forth in Section 8.2 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Buyer;

(c) Failure of Seller Condition. Seller upon written notice to Buyer if any of the conditions to the Closing set forth in Section 8.3 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Seller;

(d) Court or Administrative Order. Buyer or Seller if (i) there shall be in effect a final, non-appealable order of a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby or (ii) if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

(e) Delay. Buyer or Seller if the Closing shall not have occurred on or prior to September 30, 2016 (the “Termination Date”); provided, however, that the Party seeking termination pursuant to clause (e) is not then in breach in any material respect of any of its covenants or agreements contained in this Agreement.

11.2	Effect of Termination

In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders, except for the obligations of the Parties hereto as provided in Article 6 relating to the obligations of Buyer and Seller to keep confidential certain information, Section 10.2 relating to certain expenses, Section 10.9 relating to publicity and this Section 11.2. Nothing in this Section 11.2 shall be deemed to release either Party from any liability for any material breach of any representation, warranty, covenant or agreement hereunder prior to termination.

11.3	Amendment and Waiver

The Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the Parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such Party’s action. Any term or condition hereof may be waived and at any time prior to the Closing Date by the Party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such Party. Any such amendment or waiver shall be evidenced by a written instrument duly executed on behalf of each Party by its duly authorized officer or employee. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

[SIGNATURES PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

BROADCOM CORPORATION

By:	/s/ Thomas H. Krause, Jr.
Name:	Thomas H. Krause, Jr.
Title:	Acting Chief Financial Officer

MAXLINEAR, INC.

By:	/s/ Adam C. Spice
Name:	Adam C. Spice
Title:	Chief Financial Officer